Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TABULA RASA HEALTHCARE, INC.

(a Delaware corporation),

TRCRD, INC.,

(a Delaware corporation),

TRSHC HOLDINGS, LLC,

(a Delaware limited liability company),

SINFONÍA HEALTHCARE CORPORATION
(a Delaware corporation),

Michael Deitch,

Fletcher McCusker,

and Michael Deitch,

as Stockholders’ Representative

Dated September 6, 2017

Exhibit A-1: Form of Certificate of Merger of Merger Sub I

Exhibit A-2: Form of Certificate of Merger of Merger Sub II

Exhibit B: Contingent Payment Calculation

Exhibit C: Escrow Agreement

Exhibit D: Net Working Capital Schedule

Exhibit E: Form of Option Cancellation Agreement

Exhibit F: Form of Certificate of Incorporation of Surviving Corporation

Exhibit G: Form of Bylaws of Surviving Corporation

Exhibit H: Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 6, 2017, by and among Tabula Rasa HealthCare, Inc., a Delaware corporation (“Buyer”), TRCRD, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub I”), TRSHC Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Sinfonía HealthCare Corporation, a Delaware corporation (the “Company”), Michael Deitch (“Deitch”), Fletcher McCusker (“McCusker,” and together with Deitch, the “Principal Stockholders”) and Deitch solely in his capacity as the Stockholders’ Representative (the “Stockholders’ Representative” and, together with the Company, Buyer, Merger Subs and the Principal Stockholders, each a “Party” and collectively, the “Parties”).

BACKGROUND

A.                                    The Parties intend to effect a merger of Merger Sub I with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (as amended, the “DGCL”).  Upon consummation of the Merger, Merger Sub I will cease to exist, and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Buyer.  Immediately following the Merger, the Company will merge with and into Merger Sub II in the Second Merger (as defined below), with Merger Sub II being the surviving entity.

B.                                    The respective boards of directors (or equivalent governing bodies) of the Company, Buyer and the Merger Subs have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers (as defined below).  For federal income Tax purposes, but subject to Section 2.13, the Parties intend (i) that the Agreement constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below) and (ii) that the Mergers, taken together in the manner described in Revenue Ruling 2001-46, will qualify under Section 368(a) of the Code as a reorganization (the “Intended Tax Treatment”).

C.                                    The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders (the “Stockholders”), (ii) adopted and approved this Agreement, the Merger and the transactions related hereto and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the transactions related hereto (collectively, the “Company Board Approval”).

D.                                    Concurrently with the execution of this Agreement, certain of the Stockholders are entering into Voting and Support Agreements with Buyer.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“40% COI Test” is defined in Section 2.12.

“Accredited Investor” means an Equity Holder that is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Action” is defined in Section 4.17.

“Adjusted EBITDA” means, as to the Group Companies, consolidated operating earnings calculated in accordance with Schedule 1.1(a).

“Adjustment Amount” is defined in Section 2.4(d)(iv).

“Adjustment Escrow Amount” means an amount equal to $200,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent in accordance with the Escrow Agreement to provide a source of funds for the payment of the amounts owing to the Buyer or the Paying Agent and the Surviving Corporation, as applicable, under Section 2.4(d).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agent” is defined in Section 7.6.

“Agreement” is defined in the Preamble.

“Agreement Date Closing Price” means the closing price of Buyer Stock on NASDAQ Global Market as of the last Business Day immediately prior to the date hereof it being understood that this definition is intended to conform to the day described as the “pre-signing date” in Treasury Regulation Section 1.368-1(e)(2)(i).

“Allocation Certificate” is defined in Section 2.4(b)(i).

“Allocation Schedule” is defined in Section 2.4(a).

“Audited Carve-out Financial Statements” is defined in Section 4.6(a).

“Audited Financial Statements” is defined in Section 4.6(a).

“Authorization” means any authorization, approval, consent, registration, clearance, exemption, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” is defined in Section 4.6(a).

“Balance Sheet Date” is defined in Section 4.6.

“Baseline Amount” is defined in Section 2.4.

“Baseline Cash Amount” is defined in Section 2.4.

“Baseline Stock Amount” is defined in Section 2.4.

“Bonus Interest” means additional interest payable by the Borrowers (as such term is defined in the HSL Loan Agreement) in an amount equal to $1,000,000 in the event that the sum of the Baseline Amount plus the Contingent Payments exceeds $100,000,000, plus an additional amount equal to $100,000 for every $10,000,000 the sum of the Baseline Amount plus the Contingent Payments exceeds $100,000,000, in each case in accordance with the terms of the HSL Loan Agreement.

“Bonus Interest Payment” is defined in Section 2.11(c)(ii).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Schedule” is defined in the preamble to Article VI.

“Buyer Disclosure Schedule Supplement” is defined in Section 7.4(b).

“Buyer Indemnitees” is defined in Section 11.2.

“Buyer Released Parties” is defined in Section 7.13.

“Buyer Enterprise Value” means the average market capitalization of Buyer over the twenty (20) day trading-period immediately preceding the relevant Contingent Payment Measurement Date after adding outstanding indebtedness and reducing cash of Buyer and its Subsidiaries as of the Contingent Payment Measurement Date.

“Buyer Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Buyer Stock Value” means an amount per share of Buyer Stock equal to the arithmetic average of the day volume-weighted average (rounded to two decimal places) trading price per share of Buyer Stock for the 20 trading days ended on and including the trading day prior to the date of this Agreement, using trading prices reported on the NASDAQ Global Market.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Cash Consideration” is defined in Section 2.4.

“Certificate of Merger” means one of the two certificates of merger in the form set forth on Exhibit A, one of which corresponds to the Merger and one of which corresponds to the Second Merger.

“Certificates” is defined in Section 2.5(d)(i).

“Closing” is defined in Section 3.1.

“Closing Cash” means, as of the close of business on the day immediately preceding the Closing Date, the amount of cash and cash equivalents and all checks and funds received by the Group Companies or their respective banks (e.g., checks deposited or funds paid to “lock-box” or holding accounts) prior to the close of business on the day immediately preceding the Closing Date, regardless of whether cleared; provided, however, Closing Cash shall exclude (i) the amount of any checks written, but not yet cashed by the Company, (ii) any overdrafts or related fees and (iii) any restricted cash.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Group Companies as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital Deficit” means the Net Working Capital Deficit of the Group Companies as of the Effective Time.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“COI Requirement” is defined in Section 2.12.

“Combined Corporation” means, post-Closing, the Buyer including the Surviving Corporation or the Surviving Entity as applicable.

“Common Option” means each outstanding stock option or similar rights to purchase shares of Common Stock.

“Common Stock” is defined in Section 4.2(a).

“Common Warrant” means a warrant to purchase Capital Stock of the Company, including, without limitation, warrants issued to The Arizona Board of Regents, on behalf of The University of Arizona Warrant, and HSL Sinfonia RX Lender LLC and transferees and assignees thereof.

“Company” is defined in the Preamble.

“Company Benefit Plan” means any current or former plan, program, contract, agreement or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director, or other service provider or any relative or dependent of any of the foregoing or under which the Company or any of its Subsidiaries or any ERISA Affiliate otherwise has or may have any liability with respect to such employee, relative or dependent, including without limitation, each “employee benefit plan” as defined in ERISA Section 3(3).

“Company Board” is defined in the Background.

“Company Board Approval” is defined in the Background.

“Company Compliance Certificate” is defined in Section 9.2(c).

“Company Disclosure Schedule” is defined in the preamble to Article IV.

“Company Disclosure Schedule Supplement” is defined in Section 7.4(a).

“Company Indemnifying Parties” is defined in Section 11.2.

“Company IP” is defined in Section 4.14(a).

“Company Licensed Intellectual Property” is defined in Section 4.14(a).

“Company Material Adverse Effect” means any change, effect event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the business, financial condition, capitalization, assets, Liabilities, operations, prospects or financial performance of the Group Companies taken as a whole or (ii) the ability of the Company to consummate the Mergers or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, in each case other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions which do not disproportionately affect the Group Companies, (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Group Companies, or (c) any change in accounting requirements or principles or any change in applicable Law.

“Company Option Holders” means holders of any Vested Company Options.

“Company Owned Intellectual Property” is defined in Section 4.14(a).

“Company Shares” means shares of Common Stock.

“Company Stock Plan” means any stock plan or other stock or equity-related plan of the Company.

“Company Warrant Holders” means holders of any Common Warrant.

“Confidentiality Agreement” is defined in Section 7.2(b).

“Confirmed Accredited Investor” means an Equity Holder (a) that has submitted to the Company on or prior to the date that is at least three Business Days prior to the Closing Date a questionnaire confirming his, her or its status as an Accredited Investor, and (b) as to which no information has come to the attention of Buyer that would reasonably cause Buyer to believe that such holder is not an Accredited Investor.

“Contingent Buyer Stock Value” means an amount per share of Buyer Stock equal to arithmetic average of the day volume-weighted average (rounded to two decimal places) trading price per share of Buyer Stock for the 20 trading days ended on and including the trading day prior to the date that is the last date of the applicable Contingent Period, using trading prices reported on the NASDAQ Global Select Market or such other trading market that Buyer Stock is trading on as of the relevant calculation date.

“Contingent Cash Consideration” is defined in Section 2.11(c)(i).

“Contingent Consideration” means the sum of the Contingent Cash Consideration and the Contingent Stock Consideration.

“Contingent Payment” means each of the First Contingent Payment or the Second Contingent Payment.  Solely for illustrative purposes, an example showing the operation of these provisions and the calculation of the Contingent Payments is set forth in Exhibit B attached hereto.

“Contingent Payment Adjusted EBITDA Multiple” means, at each relevant Contingent Payment Measurement Date, an amount equal to the product of (a) the quotient obtained by dividing (i) Buyer Enterprise Value by (ii) the trailing twelve (12) month Adjusted EBITDA of the Combined Corporation derived from Buyer’s most recent earnings press releases (as the denominator), multiplied by (b) 50%; provided that, in no event shall the Contingent Payment Adjusted EBITDA Multiple be (A) less than 11.0 or (B) greater than 16.0.

“Contingent Payment Measurement Date” means each of the First Contingent Payment Measurement Date and the Second Contingent Payment Measurement Date.

“Contingent Period” means each of the First Contingent Period and the Second Contingent Period.

“Contingent Statement” is defined in Section 2.11(b).

“Contingent Stock Consideration” is defined in Section 2.11(c)(i).

“Contract” means any agreement, contract, commitment, arrangement or understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) resulting from a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Current Policies” is defined in Section 7.11.

“D&O Tail” is defined in Section 7.11.

“Deitch” is defined in the Preamble.

“DGCL” is defined in the Background.

“Direct Claim” is defined in Section 11.5.

“Disputed Amount” is defined in Section 2.11(b).

“Dissenting Shares” is defined in Section 2.5(c)(iv).

“Dissenting Shares Payments” is defined in Section 2.5(c)(iv).

“Effective Time” means the time at which the Surviving Corporation files the applicable Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL.

“Employee Agreement” means each material employment, retention, severance, change-of-control, non-competition, consulting, services, commission, finders’ fee and indemnification agreement or contract between any Group Company and any current or former employee, officer, director or service provider.

“Employee Company Option Holders” means Company Option Holders that are or were employees of the Company or any of its Subsidiaries.

“Environmental Laws” is defined in Section 4.20.

“Equity Holder” means, collectively, the Stockholders and the Company Option Holders and the Company Warrant Holders.

“Equity Holder Released Claims” is defined in Section 7.13.

“Equity Holder Releasing Parties” is defined in Section 7.13.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Wilmington Trust, National Association, in its capacity as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Funds” means the Indemnification Escrow Fund and the Adjustment Escrow Fund.

“Estimated Closing Net Working Capital Deficit” is defined in Section 2.4(b)(iv).

“Estimated Net Working Capital Adjustment” means an amount equal to (a) the Estimated Closing Net Working Capital Deficit minus (b) the Target Net Working Capital Deficit; provided that, if the absolute value of the Estimated Net Working Capital Adjustment is less than or equal to $255,000, the Estimated Net Working Capital Adjustment shall be deemed equal to zero.  For the avoidance of doubt, the Estimated Net Working Capital Adjustment may be positive or negative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Net Working Capital Adjustment” means an amount equal to (a) the Final Closing Net Working Capital Deficit minus (b) the Target Net Working Capital Deficit; provided that, if the absolute value of the Final Net Working Capital Adjustment is less than or equal to $255,000, the Final Net

Working Capital Adjustment shall be deemed equal to zero.  For the avoidance of doubt, the Final Net Working Capital Adjustment may be positive or negative.

“Financial Statements” is defined in Section 4.6.

“First Contingent Payment” means, on the First Contingent Payment Measurement Date, an amount equal to the difference of (a) the product of (i) the Contingent Payment Adjusted EBITDA Multiple, determined at the First Contingent Payment Measurement Date, multiplied by (ii) the trailing twelve months Adjusted EBITDA of the Surviving Corporation for the First Contingent Period, and less (b) $45,000,000.

“First Contingent Payment Measurement Date” means December 31, 2017.

“First Contingent Period” means the 12-month period ending on December 31, 2017.

“Fundamental Representations” is defined in Section 11.1(a).

“GAAP” is defined in Section 4.6.

“Governmental Entity” means (i) any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof and (ii) any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other Law rule or regulation making entity having or purporting to have jurisdiction over the Group Companies, and their respective businesses, in any foreign country, state, territory or other subdivision thereof or any municipality, district or other subdivision thereof.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Healthcare Laws” is defined in Section 4.11.

“HMO” is defined in Section 4.18(h).

“HSL Lender” means HSL Sinfonia Rx Lender LLC, an Arizona limited liability company.

“HSL Loan Agreement” means that certain Loan and Security Agreement, dated as of June 14, 2016, by and between the Company, SinfoniaRx and HSL Lender.

“Indebtedness” means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger or the satisfaction of such obligations in connection with the transactions contemplated by this Agreement) arising under, any obligations, contingent or otherwise, of the Company (or its Subsidiaries) consisting of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business and the obligations set forth on Schedule 1.1(b)), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligation in respect of interest under any existing interest rate swap or hedge agreement, (iv) any other obligation upon which interest charges are customarily paid, (v) all obligations under conditional sale or other title retention agreements relating to property acquired, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company (or its Subsidiaries), whether or not the indebtedness secured thereby has been assumed; (vii) all capital lease obligations not set forth on Schedule 1.1(b), (viii) letters of credit and letters of guaranty, (ix) obligations under any bankers’ acceptances, and (x) guarantees by the Company (or its Subsidiaries) of indebtedness of others of the type described in clauses (i) through (ix).

“Indebtedness Certificate” is defined in Section 2.4(b)(iii).

“Indemnification Escrow Amount” means an amount equal to $337,500.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent, in accordance with the Escrow Agreement to provide a source of funds for the payment of the indemnification obligations set forth in Section 11.2.

“Indemnifying Party” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accountant” is defined in Section 2.4(d)(iii).

“Information Statement” is defined in Section 7.9.

“Intellectual Property” is defined in Section 4.14(a).

“Interim Period” is defined in Section 7.1.

“IP License” is defined in Section 4.14(c).

“Knowledge” (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual in similar circumstances could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter, and (b) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or officer of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter.

“Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity.

“Leased Real Property” is defined in Section 4.13(b).

“Leases” is defined in Section 4.13(b).

“Letter of Transmittal” is defined in Section 2.5(d)(i).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, disputed or undisputed, vested or unvested.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, covenant, easement, right of way, encroachment, restriction on transfer or other encumbrance in respect of such property or asset.

“Loss Payment” is defined in Section 11.2(f).

“Losses” is defined in Section 11.2.

“Material Contracts” is defined in Section 4.16(c).

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Buyer Stock as of the close of trading on the last trading day immediately prior to the Closing Date, rounded down to the nearest whole share.

“McCusker” is defined in the Preamble.

“Merger” is defined in the Background.

“Merger Consideration” is defined in Section 2.4.

“Merger Sub Shares” is defined in Section 2.5(a).

“Mergers” is defined in Section 2.10(a).

“Merger Subs” is defined in the Preamble.

“Multiemployer Plan” means any Pension Plan (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Working Capital Deficit” means the amount by which the current assets of the Group Companies on a consolidated basis (including Closing Cash) is less than the amount of current liabilities of the Group Companies on a consolidated basis (excluding the current portion of Closing Indebtedness and any Transaction Costs), each determined in a manner consistent with the preparation of the Financial Statements, the Net Working Capital Schedule and the Target Net Working Capital, including the application of GAAP therein, consistently applied, and, to the extent consistent with GAAP, shall be consistent in all material respects with the books and records of the Group Companies.

“Net Working Capital Schedule” means the schedule attached hereto as Exhibit D, which schedule contains the calculations and principles used to determine the Target Net Working Capital Deficit.

“Non-Accredited Investor” means an Equity Holder that is not an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as determined by Buyer in its sole discretion.

“Non-Compete Period” is defined in Section 7.12(b).

“Non-Employee Company Option Holders” means Company Option Holders that are not employees of the Company or any of its Subsidiaries.

“Notice of Claim” is defined in Section 11.4(a).

“Notice of Disagreement” is defined in Section 2.4(d)(ii).

“Notice of Objection” is defined in Section 2.11(b).

“Open Source Software” is defined in Section 4.14(g).

“Option Cancellation Agreement” means the option cancellation agreements in the form attached hereto as Exhibit E.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Out-of-Money Option” is defined in Section 2.5(c)(ii).

“Outstanding Shares” means outstanding shares of Common Stock as of the Closing Date.

“Party” and “Parties” is defined in the Preamble.

“Paying Agent” is defined in Section 2.6.

“Payment Date” is defined in Section 2.11(c).

“Payment Fund” means all amounts held by the Paying Agent from time to time for payment to the Equity Holders as provided herein.

“Pension Plan” means each Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Cash Consideration” means for each Outstanding Share, the Cash Consideration payable for such share set forth on the Allocation Schedule.

“Per Share Consideration” means the Per Share Cash Consideration and the Per Share Stock Consideration, in each case as set forth on the Allocation Schedule.

“Per Share Stock Consideration” means for each Outstanding Share, the Stock Consideration payable for such share set forth on the Allocation Schedule.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty and (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” is defined in Section 4.21.

“Post-Closing Statement” is defined in Section 2.4(d)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Principal Stockholders” is defined in the Preamble.

“Pro-Rata Portion” means, with respect to any Company Equity Holder, the fraction having: (i) a numerator equal to the sum of (a) the number of shares of the Company’s Capital Stock held by such Person immediately prior to the Closing Date plus, (b) the number of shares of Company’s Capital Stock subject to an outstanding Vested Company Option held by such Person immediately prior to the Closing Date; and (ii) a denominator equal to the sum of (a) the aggregate number of shares of Company’s Capital Stock issued and outstanding immediately prior to the Closing Date (excluding in all cases any Dissenting Shares the holders of which have received payment in full from the Company) and (b) the aggregate number of shares of Company’s Capital Stock subject to all outstanding Vested Company Options immediately prior to the Closing Date.

“Proposal” is defined in Section 7.6.

“R&W Insurance Policy” means that certain Buyer Side Representations and Warranties Insurance Policy and related Binder Agreement to be issued to Buyer at Closing.

“R&W Insurer” means Ambridge Partners LLC.

“Registered IP” is defined in Section 4.14(b).

“Related Party” is defined in Section 4.25.

“Required Consents” is defined in Section 9.2(f).

“Required Stockholder Vote” is defined in Section 4.4.

“Reserve Account” is defined in Section 2.4(c)(iii).

“Reserve Amount” is defined in Section 2.4.

“Reserve Amount Release Date” is defined in Section 2.4.

“Review Period” is defined in Section 2.4(d)(ii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 6.7.

“SEC Effective Date” is defined in Section 6.7.

“Second Contingent Payment” means, on the Second Contingent Payment Measurement Date, an amount equal to the product of (i) the Contingent Payment Adjusted EBITDA Multiple, determined at the Second Contingent Payment Measurement Date, multiplied by (ii) the trailing twelve months Adjusted EBITDA of the Surviving Corporation for the Second Contingent Period, less (b) the sum of (I) $45,000,000 plus (II) the aggregate amount of the First Contingent Payment, if any.

“Second Contingent Payment Measurement Date” means December 31, 2018.

“Second Contingent Period” means the 12-month period ending on December 31, 2018.

“Second Merger” is defined in Section 2.10(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Period” is defined in Section 2.11(d).

“SinfoníaRx” is defined in Section 4.6(a).

“Software” is defined in Section 4.14(a).

“Spin-Out Transactions” means the transactions prior to the date hereof in connection with the spin-out or sale of former subsidiaries the Company, including, without limitation, the transactions arising from, or contemplated by, the agreements set forth on Schedule 1.1(c).

“Stock Consideration” is defined in Section 2.4.

“Stockholder” and “Stockholders” means holders of any Outstanding Shares.

“Stockholder Approval Period” means the 24 hour period immediately following the execution of this Agreement.

“Stockholders’ Representative” is defined in the Preamble.

“Straddle Period” is defined in Section 8.2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Capital Stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Subsidiary Shares” is defined in Section 4.3(b).

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.  For clarity, Surviving Corporation includes the Group Companies.

“Surviving Entity” is defined in Section 2.10(a).

“Target Net Working Capital Deficit” means negative One Million Six Hundred Thousand Dollars (-$1,700,000), the calculation of which is set forth on the Net Working Capital Schedule.

“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, unclaimed property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) or for failure to file any Tax Return, (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii) and (iv) any amounts payable under any tax sharing agreement or contract.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” is defined in Section 10.1(a)(ii).

“Third Party Claim” is defined in Section 11.4(a).

“Third Party Defense” is defined in Section 11.4(b).

“Third Party Payer” means any commercial, private or Governmental Entity payment programs in which any party may participate, including, without limitation, Medicare (including Medicare Advantage plans, Medicare Prescription Drug Plans, Medicaid, Blue Cross and/or Blue Shield, managed care plans, other private or public insurance programs, health maintenance organizations, preferred provider programs, self-insured programs and employee assistance programs).

“Transaction Costs” means, without duplication or limitation, the sum of the following costs and expenses incurred, whether or not such costs and expenses have been paid prior to the date hereof or are paid prior to the Closing:  (i) all fees, costs and expenses incurred by the Company (or its Subsidiaries), or by any Equity Holder to the extent the Company (or its Subsidiaries) is liable to pay or reimburse such amounts, in connection with the transactions contemplated by this Agreement, including all legal, accounting, investment banking (including any broker’s fee), tax, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents; (ii) the amount of any change of control, golden parachute, or similar payments made or to be made to employees of the Company (or its Subsidiaries) arising in connection with the transactions contemplated by this Agreement (other than any payments to be made in connection with the termination of Kevin Barber), (iii) Taxes and payroll charges for which the Company (or its Subsidiaries) will become liable upon payment of any amounts pursuant to clauses (i) or (ii) or with respect to amounts payable with respect to the Merger Consideration payable to the Employee Company Option Holders pursuant to Section 2.5(c)(i) (including any Taxes and payroll charges associated with the ultimate release to the Company Option Holders of any portion of the Escrow Funds allocated to the Vested Company Options and including any payments in respect of adjustments to the Merger Consideration in accordance with the terms of this Agreement whether or not such obligation arose as of, prior to, or after the Closing), (iv) fees, costs and expenses associated with obtaining any waivers, consents and approvals required in connection with the transactions contemplated hereby, (v) the cost of the D&O Tail, (vi) 50% of all costs of the R&W Insurance Policy (including premium thereof and any diligence, underwriter or similar fees associated with the issuance thereof), (vii) 50% of all Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement and the Escrow Agreement (regardless as to whether such amounts are incurred following the final determination of the Transaction Costs as set forth in Section 2.4(d)), and (viii) fees, costs and expenses associated with correcting any testing or other failures with respect to the Company’s 401(k) Plan or adopting any benefit plan intended to serve as a wrap plan for health and welfare benefits or pursuant to Section 125 of the Code that would otherwise be a Company Benefit Plan if adopted before the Closing (and, for the avoidance of doubt, regardless as to whether such amounts are incurred following the final determination of the Transaction Costs as set forth in Section 2.4(d)).

“Transaction Costs Certificate” is defined in Section 2.4(b)(ii).

“Transaction Documents” means this Agreement, the Escrow Agreement and the Voting and Support Agreements.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Unaudited Carve-out Financial Statements” is defined in Section 4.6(a).

“Unvested Company Option” means each Common Option that is unvested as of immediately prior to the Effective Time.

“Updated Allocation Schedule” is defined in Section 7.4(c).

“Vested Company Option” means each Common Option that is vested as of immediately prior to the Effective Time that has a per share exercise price less than the Per Share Consideration for Common Stock.

“Voting and Support Agreement” means each Voting and Support Agreement executed by a Stockholder and delivered to Buyer substantially concurrently with the execution of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital Certificate” is defined in Section 2.4(b)(iv).

“Working Capital Methodology” is defined in Section 2.4(b)(iv).

ARTICLE II

THE MERGER

2.1                               The Merger.  Upon and subject to the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub I shall merge with and into the Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.2                               Certificate of Incorporation and Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit F hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)                                 At the Effective Time, the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit G hereto until thereafter changed or amended as provided therein or by applicable Law.

2.3                               Officers and Directors.  At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub I shall be the officers of the Surviving Corporation.

2.4                               Merger Consideration.  Subject to adjustment required by Section 2.12, the aggregate consideration to be paid by Buyer on the Closing Date with respect to the Outstanding Shares and Vested Company Options of the Company shall be (i) a cash amount equal to (a) Thirty Five Million Dollars ($35,000,000) (the “Baseline Cash Amount”) minus (b) the aggregate amount of all Transaction Costs, to the extent not paid on or prior to the Closing Date, minus (c) the aggregate amount of all Closing Indebtedness, to the extent not paid prior to the Closing Date, minus (d) the Escrow Funds, plus or minus, as applicable, (e) the Estimated Net Working Capital Adjustment, minus (f) $325,000 the (“Reserve Amount”), and plus (g) the aggregate exercise price of all Company Options (other than Out-of-Money Options) (the “Cash Consideration”) and (ii) a number of shares of Buyer Stock with an aggregate value equal to Ten Million Dollars ($10,000,000) (the “Baseline Stock Amount,” and together with the Baseline Cash Amount, the “Baseline Amount”) at the Buyer Stock Value (the “Stock Consideration” and together with Cash Consideration, the “Merger Consideration”).  The Stockholders’ Representative’s fee will be paid out of the Reserve Amount that is funded by Buyer in accordance with Section 2.4(c)(iii), and the balance of the Reserve Amount will be held by the Stockholders’ Representative until the date that is 20 months from the Closing Date (the “Reserve Amount Release Date”).

(a)                                 The Allocation Schedule attached hereto as Schedule 2.4(a) (i) sets forth as of the date hereof, the following, calculated in accordance with the terms and conditions of the Company’s Organizational Documents (including the liquidation preferences set forth in Subparagraphs (a) and (b) of Paragraph 3 of Section E of Article IV of the Company’s certificate of incorporation) as in effect on the date hereof and assuming that the Closing occurred on the date hereof and that Vested Company Options and Common Warrants were exercised immediately prior to the Closing: (A) the amount of Merger Consideration (including Cash Consideration and, subject to Section 2.5(e), Stock Consideration) to be received by each Equity Holder (assuming no deductions related to the Adjustment Escrow Amount, the Indemnification Escrow Amount or the Reserve Amount), (B) the portion of the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Reserve Amount allocated to each Equity Holder, (C) the total Merger Consideration paid to each Equity Holder (after deductions related to the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Reserve Amount, as applicable), (D) each Equity Holder’s Pro-Rata Portion (expressed as a percentage), (E) payment instructions for each Equity Holder, (ii) identifies whether such Equity Holder is an Accredited Investor, and (iii) shall be updated to set forth the foregoing information as of the actual Closing Date based on the Organizational Documents as in effect immediately prior to the Effective Time as set forth in Section 7.4(c) (the “Allocation Schedule”).

(b)                                 Payment Certifications.  At, and as a condition to, the Closing, the Company shall cause the following certifications to be delivered to Buyer:

(i)                                     a certificate of the Chief Executive Officer of the Company (the “Allocation Certificate”) certifying that, to the best of his knowledge, (i) the Allocation Schedule was prepared in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents (including the liquidation preferences set forth in Subparagraphs (a) and (b) of Paragraph 3 of Section E of Article IV of the Company’s certificate of incorporation) as in effect immediately prior to the Effective Time; (ii) the information set forth on such Allocation Schedule is true, correct and complete; and (iii) each Equity Holder’s status as an Accredited Investor or Non-Accredited Investor;

(ii)                                  a certificate of the Chief Financial Officer of the Company (the “Transaction Costs Certificate”) certifying that, to the best of his knowledge, on behalf of the Company, as to the total amount of all Transaction Costs incurred on or prior to the Effective Time (which Transaction Costs Certificate shall include certifications (i) that there are no additional Transaction Costs incurred prior to the Effective Time other than those reflected therein, (ii) that each Person to whom the Company could be obligated to pay any Transaction Costs was notified at least three days prior to the Closing Date that all invoices for Transaction Costs must be delivered to the Company prior to the Closing Date, (iii) as to the amount of Taxes for which any Group Company will become liable upon payment of any Transaction Costs to employees of such Group Company, and (iv) as to each Person to whom Transaction Costs are owed at the Effective Time and the amount thereof), along with wire transfer or other instructions for payment of the Transaction Costs;

(iii)                               a certificate of the Chief Financial Officer of the Company (the “Indebtedness Certificate”) certifying to the best of his knowledge, on behalf of the Company, as to the total amount of the Closing Indebtedness (which Indebtedness Certificate shall include certifications (i) that there is no Closing Indebtedness other than the Closing Indebtedness reflected therein and (ii) as to each lender to whom Closing Indebtedness is owed at the Effective Time and the amount thereof), along with wire transfer or other instructions for payment of the Closing Indebtedness outstanding at the Effective Time; and

(iv)                              a certificate of the Chief Financial Officer of the Company (the “Working Capital Certificate”) certifying to the best of his knowledge as to the amount of the Estimated Net Working Capital Adjustment and an estimate of the Closing Net Working Capital Deficit as of the Effective Time (the “Estimated Closing Net Working Capital Deficit”).  The Estimated Closing Net

Working Capital Deficit, and Estimated Net Working Capital Adjustment (and the individual elements thereof, as applicable) shall be determined and prepared in accordance with GAAP and, to the extent not inconsistent therewith, consistently with the policies, principles, procedures and methodologies used in calculating the Target Net Working Capital as set forth on the Net Working Capital Schedule (the “Working Capital Methodology”).  In all instances where GAAP and past practices are inconsistent, GAAP will prevail.

(c)                                  Closing Payments.  Subject to the terms and conditions of this Agreement, at the Closing (except with respect to subsection (ii)), Buyer shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:

(i)                                     With respect to the Stockholders and Non-Employee Company Option Holders, (A) to the Paying Agent, a cash amount equal to the Cash Consideration, and (B) a number of shares of Buyer Stock (rounded down to the nearest whole number) equal to the Stock Consideration, in each case, as set forth on the Allocation Schedule, which amount shall constitute the initial Payment Fund and shall be disbursed to the Stockholders and Non-Employee Company Option Holders by the Paying Agent in accordance with the payment procedures set forth in Section 2.5 below.

(ii)                                  With respect to Employee Company Option Holders, and through the Company’s payroll systems and with a special and separate payroll processing run which shall occur promptly following Closing, a cash amount equal to the Cash Consideration and a number of shares of Buyer Stock equal to the Stock Consideration (the “Closing Stock Consideration”) payable to such Employee Company Option Holder to the extent such Employee Company Option Holder executed an Option Cancellation Agreement and as provided in Section 2.5(c)(ii) (as reflected on the Allocation Schedule), as reduced to fulfill the applicable Tax withholdings and payroll charges associated with such payments.

(iii)                               To the Stockholders’ Representative for the benefit of the Equity Holders, to such account as will be specified in writing by the Stockholders’ Representative, the Reserve Amount, which amount will be held in a separate account established by the Stockholders’ Representative (the “Reserve Account”) and used solely for the purpose of paying the Stockholders’ Representative’s fee and expenses.

(iv)                              To the Escrow Agent, the Indemnification Escrow Amount and the Adjustment Escrow Amount.

(v)                                 To the R&W Insurer, all costs of the R&W Insurance Policy (including the premium thereof and any diligence, underwriting or similar fees associated with the issuance thereof).

(vi)                              To the applicable creditor(s) of the Company (or its Subsidiaries) identified on the Indebtedness Certificate, the amount(s) of Closing Indebtedness owed to such creditor(s), pursuant to wire instructions or other payment instructions set forth on the Indebtedness Certificate.

(vii)                           To the applicable payees set forth on the Transaction Costs Certificate, the amount of the Transaction Costs owed by the Company (or its Subsidiaries) to such parties, pursuant to wire or other payment instructions set forth on the Transaction Costs Certificate.

(d)                                 Post-Closing Adjustments.  The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 2.4(d).

(i)                                     Within 90 days after the Closing Date, Buyer shall provide to the Stockholders’ Representative a statement (the “Post-Closing Statement”) of: (i) the Transaction Costs, (ii) the Closing Indebtedness, (iii) the Closing Net Working Capital Deficit (the “Final Closing Net Working Capital Deficit”) prepared in accordance with the terms of this Agreement, and (iv) the Final Net Working Capital Adjustment.

(ii)                                  Buyer shall (i) permit the Stockholders’ Representative to have reasonable access to the books and records pertaining to or used in connection with the preparation of the Post-Closing Statement and Buyer’s calculation of the Transaction Costs, the Closing Indebtedness, Closing Net Working Capital and the Final Net Working Capital Adjustment and (ii) provide the Stockholders’ Representative reasonable access to Buyer’s and the Surviving Corporation’s employees and accountants as reasonably requested by the Stockholders’ Representative; provided that such access will be in a manner that does not interfere with the normal business operations of Buyer or the Surviving Corporation.  The Stockholders’ Representative shall notify Buyer of its acceptance or dispute of any amounts reflected on the Post-Closing Statement within 30 calendar days after the Stockholders’ Representative’s receipt of such statement (such 30-day period hereinafter referred to as the “Review Period”).  Any such notice of disagreement (the “Notice of Disagreement”) shall specify those items or amounts as to which the Stockholders’ Representative disagrees (and shall include the Stockholders’ Representative’s proposed changes to the calculation of the Transaction Costs, the Closing Indebtedness, the Closing Net Working Capital and the Final Net Working Capital Adjustment, as applicable).  The Stockholders’ Representative shall be deemed to have agreed with all other items and amounts included in the Post-Closing Statement that are not identified in the Notice of Disagreement.

(iii)                               In the event of a dispute with respect to the Post-Closing Statement, Buyer and the Stockholders’ Representative shall attempt to reconcile differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Buyer and the Stockholders’ Representative are unable to reach a resolution to such effect within 30 calendar days after Buyer’s receipt of the Notice of Disagreement, Buyer and the Stockholders’ Representative shall submit the amounts remaining in dispute for resolution to BDO USA LLP (the “Independent Accountant”).  The Independent Accountant shall be directed to, within 30 calendar days after such submission, determine and report to the Parties upon the remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof.  The Independent Accountant shall be authorized to resolve only those items remaining in dispute between Buyer and the Stockholders’ Representative, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review.  Buyer, on the one hand, and the Stockholders’ Representative, on the other, shall each pay fifty percent (50%) the fees and disbursements of the Independent Accountant; provided, that upon resolution of the dispute by the Independent Accountant, the prevailing Party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other Party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant.  Such amount shall be determined by the Independent Accountant.

(iv)                              No later than five Business Days after the Transaction Costs, the Closing Indebtedness, Closing Net Working Capital and Final Net Working Capital Adjustment shall be finally determined in accordance with this Section 2.4(d), the following payments shall be made:

(A)                               If the sum of the amounts of Transaction Costs and Closing Indebtedness as finally determined in accordance with this Section 2.4(d) is greater than the sum of the amounts of Transaction Costs and Closing Indebtedness reflected on the Transaction Costs Certificate and the Indebtedness Certificate, Buyer and the Stockholders’ Representative shall provide a joint instruction to the Escrow Agent to distribute such excess to Buyer from the Adjustment Escrow Fund;

(B)                               If the sum of the amounts of the Transaction Costs and the Closing Indebtedness as finally determined in accordance with this Section 2.4(d) is less than the sum of the amounts of the Transaction Costs and the Closing Indebtedness reflected on the Transaction Costs Certificate and the Indebtedness Certificate, Buyer shall pay the amount of such shortfall to the Paying Agent and the Surviving Corporation, as applicable, for further distribution to the Equity Holders at the direction of the Stockholders’ Representative; and

(C)                               If (i) the Final Net Working Capital Adjustment as finally determined in accordance with this Section 2.4(d) is a deficit of more than $1,955,000, such deficit amount greater than the $1,955,000 shall be first deducted from the Adjustment Escrow Fund, and if such deficit amount exceeds the amount held in the Adjustment Escrow Fund, such deficit will be deducted from the Contingent Cash Consideration portion of any subsequent Contingent Payment if such deficit amount is finally determined in accordance with this Section 2.4(d) prior to date of payment of the Contingent Cash Consideration portion of any subsequent Contingent Payment.  If the Final Net Working Capital Adjustment as finally determined is less than a deficit of $1,445,000, such amount will be paid by the Buyer to the Paying Agent and the Surviving Corporation, as applicable, for further distribution to the Equity Holders at the direction of the Stockholders’ Representative.

The aggregate payments to be made by Buyer or the Stockholders’ Representative as a result of all adjustments to the Merger Consideration pursuant to this Section 2.4(d) may be netted against all amounts owed to such Party as a result of such adjustment to the Merger Consideration (such netted amount, the “Adjustment Amount”), and (i) if the Adjustment Amount is due to Buyer, Buyer and the Stockholders’ Representative shall provide a joint instruction to the Escrow Agent to distribute from the Adjustment Escrow Fund (I) to Buyer, such Adjustment Amount, and (II) any remaining amounts in the Adjustment Escrow Fund at the direction of the Stockholders’ Representative to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders; provided, that if the amount of the Adjustment Escrow Fund is less than Adjustment Amount to be paid to Buyer, then the Equity Holders shall be liable for such deficiency, and Buyer shall have the right to seek payment directly from the Equity Holders for such amount in excess of the Adjustment Escrow Fund, first by reducing the Contingent Cash Consideration Portion of any subsequent Contingent Payment pro-rata for each Equity Holder, and (ii) if an Adjustment Amount is due to Equity Holders, (y) Buyer shall pay such Adjustment Amount to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders at the direction of the Stockholders’ Representative, (z) Buyer and the Stockholders’ Representative shall provide a joint instruction to the Escrow Agent to distribute the Adjustment Escrow Fund at the direction of the Stockholders’ Representative to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders; provided, at the Stockholders’ Representative’s election, amounts due to the Equity Holders pursuant to subsection (ii) of this sentence may be paid at the time of and with the next Contingent Payment if the Adjustment Amount is finally determined pursuant to this Section 2.4(d) prior to the date of any such date for the payment of the Contingent Payment.

Any payment to be made by Buyer to the Stockholders’ Representative pursuant to this Section 2.4(d) may, at Buyer’s option, be reduced by any Losses for which any Buyer Indemnitee is entitled to indemnification under Section 11.2, and shall be as reduced to fulfill the applicable Tax withholdings and payroll charges associated with such payments.  Buyer shall, at its option exercisable by written notice to the Stockholders’ Representative, retain amounts from the Adjustment Escrow Fund to satisfy any payment obligation of the Stockholders’ Representative, on behalf of the Equity Holders, to Buyer under this Section 2.4(d) and in accordance with Section 12.13.

2.5                               Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holder of any of the following securities:

(a)                                 Capital Stock of Merger Sub I.  Each issued and outstanding share of common stock of Merger Sub I (“Merger Sub Shares”) will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Shares”) with the same rights, powers and privileges as shares of common stock of Merger Sub I so converted.  Each certificate representing Merger Sub Shares will at the Effective Time represent an equal number of shares of Surviving Corporation Common Shares.

(b)                                 Cancellation of Treasury Shares of the Company.  All shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time and are owned directly or indirectly by the Company (whether as treasury shares or otherwise) or Buyer, Merger Sub I or their respective Subsidiaries will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(c)                                  Conversion of Company’s Capital Stock.

(i)                                     Each share of Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Common Stock issued upon exercise of any Common Option exercisable therefor and exercised immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, automatically convert into the right to receive (A) the Per Share Consideration, and in respect of the Cash Consideration, without any interest thereon, as set forth on the Allocation Schedule, subject to the terms and conditions of this Agreement, including the allocation of a portion thereof to the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Reserve Amount, and (B) the Contingent Payments (subject to the terms and conditions of this Agreement) and each such share of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s share of the Merger Consideration pursuant to this Section 2.5(c) upon the surrender of such certificate in accordance with this Agreement.

(ii)                                  Options. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Company Board will adopt appropriate resolutions and take all other actions as may be required to provide that any Vested Company Option that is outstanding immediately prior to the Effective Time shall, upon execution of an Option Cancellation Agreement, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, be cancelled, terminated and converted into the right to receive (A) the Per Share Consideration (but with a deduction for the per share aggregate exercise price of such Vested Company Option), and in respect of the Cash Consideration, without any interest thereon, as set forth on the Allocation Schedule, subject to the terms and conditions of this Agreement, including the allocation of a portion thereof to the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Reserve Amount, and (B) the Contingent Payments (subject to the terms and conditions of this Agreement), and in each case, including the reduction for any applicable Tax withholdings and payroll charges associated with such payment (other than any employer related Taxes).  Each Company Option that is outstanding immediately prior to the Effective Time that is not a Vested Company Option (each an “Out-of-Money Option”) shall, by virtue of the Merger and without any action on the part of Buyer or the holder thereof, be cancelled without payment of any consideration, subject to the terms and conditions of this Agreement.  Each Unvested Company Option that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Buyer, or the holder thereof, be cancelled without payment of any consideration. The Company shall take all actions that are necessary and appropriate to provide for such cancellation and conversion, as applicable, including, to the extent necessary, obtaining consent from the holders of Common Options.

(iii)                               Warrants.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date all Common Warrants will be exercised or cancelled.  The Company shall take all actions that are necessary and appropriate to provide for such cancellation and conversion, as applicable, including, to the extent necessary, obtaining consent from the holders of Common Warrants.

(iv)                              Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of the Company’s Capital Stock that are issued and outstanding immediately prior to the Closing Date and which are held by an Equity Holder who has properly exercised and perfected his, her or its appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Capital Stock set forth in this Section 2.5(c), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL.  Notwithstanding the provisions of this Section 2.5(c), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company’s Capital Stock set forth in this Section 2.5(c), without interest, upon surrender of the certificate representing such shares and otherwise in accordance with this Agreement.  The Company shall give Buyer prompt notice of any demand received by the Company for appraisal of the Company’s Capital Stock or notice of exercise of a Company Stockholder appraisal or dissenters’ rights, and Buyer shall have the right to control all negotiations and proceedings with respect to any such demand.  The Company agrees that, except with Buyer’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal or dissenters’ rights.  To the extent that Buyer or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (together, “Dissenting Shares Payments”), Buyer shall be reimbursed the amount of such Dissenting Shares Payments in accordance with Article XI.

(d)                                 Exchange Procedures.

(i)                                     As soon as practicable after the Closing Date, the Paying Agent shall mail to every holder of record of Outstanding Shares and Vested Company Options: (A) a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal”) and (B) if applicable, instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive consideration pursuant to Section 2.5 (the “Certificates”) in exchange for the Merger Consideration.  The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as the Buyer or the Paying Agent may reasonably specify.

(ii)                                  Promptly after delivery to the Paying Agent of a Certificate(s), if applicable, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate(s) or Vested Company Options shall be entitled to receive (i) a check or wire transfer representing the cash amounts that such holder has the right to receive pursuant to Section 2.5 (which excludes in the case of Equity Holders, such Equity Holder’s Pro-Rata Portion of the Adjustment Escrow Amount, such Equity Holder’s Pro-Rata Portion of the Indemnification Escrow Amount, and such Equity Holder’s Pro-Rata Portion of the Reserve Amount) and (ii) a certificate representing the shares of Buyer Stock that such holder has the rights to receive pursuant to Section 2.5, in each case, in respect of such Certificate or Vested Company Options, and (B) if applicable, such Certificate(s) shall be cancelled.

(e)                                  Non-Accredited Investors.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not be obligated to issue shares of Buyer Stock to any Equity Holder that is not a Confirmed Accredited Investor.  If Buyer elects not to issue shares of Buyer Stock to any Non-Accredited Investor that would otherwise be entitled to receive Buyer Stock under Sections 2.5(c) or Section 2.11 (subject, in all cases, to the exchange procedures set forth in this Section 2.5), then such Non-Accredited Investor shall be entitled to the equivalent of the Stock Consideration or Contingent Stock Consideration, in cash, and the Stock Consideration or Contingent Stock Consideration to be received by the other Equity Holders that are Accredited Investors shall be increased in an equitable manner as determined by Buyer in its sole discretion.

2.6                               Appointment of Paying Agent.  Prior to the Closing Date, Buyer will appoint a paying agent reasonably acceptable to the Company to act as paying agent in connection with the consideration to be paid to the Stockholders and Non-Employee Company Option Holders (the “Paying Agent”) pursuant to a paying agent agreement entered into between Buyer and the Paying Agent.

2.7                               Closing of Transfer Books; Unclaimed Merger Consideration.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  Following the Merger, the holders of Certificates formerly representing Company Shares shall look only to Buyer for payment of the applicable portion of the Merger Consideration.  Neither of Buyer nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount properly paid to a public official under any applicable property, escheat or similar Laws.

2.8                               Withholding.  Each of the Company and Buyer, as applicable, shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign Tax Law.  Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9                               Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances required by applicable Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of the Company or Merger Subs acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company or Merger Subs and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances required by applicable Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Corporation are fully authorized in the name of either of the Company or Merger Subs to take any and all such action.

2.10                        Second Merger.

(a)                                 Immediately after the Effective Time, Buyer will cause the Surviving Corporation to merge with and into Merger Sub II (the “Second Merger” and together with the Merger, the “Mergers”) and the separate corporate existence of the Surviving Corporation shall thereupon cease and Merger Sub II shall be the surviving entity (the “Surviving Entity”) in the Second Merger.

(b)                                 At the effective time of the Second Merger, all issued and outstanding shares of the Surviving Corporation shall automatically be converted into a membership interest in the Surviving Entity representing one hundred percent (100%) of the equity ownership interests in the Surviving Entity.

(c)                                  With respect to any time following the Second Merger, references herein to the Surviving Corporation shall refer to the Surviving Entity.

2.11                        Contingent Amounts.  Subject to Section 2.13:

(a)                                 Contingent Payments.  Stockholders shall be entitled to receive Contingent Payments, if any, as additional Merger Consideration, in respect of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Section 2.11 and Section 2.12.

(b)                                 Contingent Statements.  Within 30 days after the end of each Contingent Period, Buyer shall provide to the Stockholders’ Representative a statement (each, a “Contingent Statement”) setting forth the twelve-month trailing Adjusted EBITDA of the Surviving Corporation, the twelve-month trailing Adjusted EBITDA of the Buyer (which for all purposes of this Agreement shall be as set forth in the Buyer’s SEC Documents filed from time to time during the applicable Contingent Period, and not in accordance with the definition of “Adjusted EBITDA” contained herein and, to the extent that such SEC Documents do not include all of the data necessary to calculate Adjusted EBITDA, such other sources as may be reasonably available), and the calculation of the Contingent Payment for such Contingent Period.  The Contingent Statement shall include calculations set forth in the manner set forth in Exhibit B.  The Stockholders’ Representative will have a right to review the records reasonably necessary to calculate the applicable Contingent Payment (the “Business Records”).  Within 10 Business Days after the later of receipt of (i) a Contingent Statement, or (ii) Business Records (if requested within 10 Business Days from receipt of the Contingent Statement) in respect of such Contingent Statement, the Stockholders’

Representative may deliver to Buyer a written statement describing in reasonable detail his objections, if any, to the Contingent Statement solely with respect to (i) computational errors set forth in the Contingent Statement or (ii) the manner in which the applicable Contingent Payment was calculated (a “Notice of Objection”), which Notice of Objection shall be accompanied by the Stockholders’ Representative’s calculation of each item of dispute and a revised calculation of the applicable Contingent Payment.  If the Stockholders’ Representative does not deliver a Notice of Objection within such 10-Business Day period, the Contingent Statement will become final and binding on each Party.  If the Stockholders’ Representative delivers a Notice of Objection within such 10-Business Day period, Buyer and the Stockholders’ Representative shall attempt to reconcile differences for a period of 30 days of the delivery of such Notice of Objection.  Thereafter, any amounts in the Contingent Statement not resolved by the Parties (“Disputed Amounts”) shall be submitted promptly by Buyer and the Stockholders’ Representative for resolution by the Independent Accountant, who shall resolve the Disputed Amounts only and make any adjustments to the Contingent Statement as soon as practicable and in any event within 30 days after their engagement.  The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Contingent Statement and the Notice of Objection, respectively.  The fees and expenses of the Independent Accountant shall be borne by the Stockholders, on the one hand, and Buyer, on the other hand, based on the degree to which the Independent Accountant has accepted the positions of the respective Parties.  The determination of the Disputed Amounts by the Independent Accountant shall be final and binding upon Buyer and Stockholders.

(c)                                  Payment of Contingent Payments.

(i)                                     Contingent Payments, if any, required to be paid by Buyer to Stockholders pursuant to this Section 2.11 with respect to a Contingent Period, shall be paid by Buyer as promptly as practicable and in no event later than 5 days after the final determination of the Contingent Statement (each, a “Payment Date”), unless otherwise agreed by Buyer and the Stockholders’ Representative.  Contingent Payments, if any, shall be paid 50% in cash (“Contingent Cash Consideration”) and 50% in Buyer Stock (“Contingent Stock Consideration”), except as otherwise contemplated herein, including Section 2.12 and Section 2.13, which Contingent Stock Consideration shall be at the applicable Contingent Buyer Stock Value.  Payment of any cash or the issuance of any Buyer Stock to which Equity Holders are entitled shall be made by Buyer to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders at the direction of the Stockholders’ Representative.  All payments of Contingent Cash Consideration shall be subject to adjustment as set forth in Section 2.4(d) and Section 2.12.

(ii)                                  Notwithstanding anything set forth in this Agreement, (A) in no event shall the amount of the First Contingent Payment exceed $35,000,000, (B) if the Adjusted EBITDA of the Surviving Corporation for the Second Contingent Period is equal to or less than the Adjusted EBITDA of the Surviving Corporation for the First Contingent Period, then Buyer shall have no obligation to pay the Second Contingent Payment, (C) prior to the payment of the Second Contingent Payment by Buyer in accordance with this Section 2.11, Buyer shall first pay (on behalf of the Borrowers (as such term is defined in the HSL Loan Agreement)) the Bonus Interest, if applicable, to HSL Lender by wire transfer of immediately available funds to an account designated in writing to Buyer by either the HSL Lender or the Stockholders’ Representative (on behalf of the HSL Lender) (a “Bonus Interest Payment”), and the Second Contingent Payment to be paid by Buyer pursuant to this Section 2.11 shall be reduced by the Bonus Interest Payment, if applicable; and (D) the aggregate amount to be paid by Buyer pursuant to this Agreement in respect of the Baseline Amount and Contingent Payments (including, for the avoidance of doubt, a Bonus Interest Payment) shall not exceed $130,000,000, and in the event that the payment of the

Second Contingent Payment would result in the aggregate amount of the Baseline Amount and Contingent Payment to exceed $130,000,000, the Second Contingent Payment shall be reduced such that the aggregate amount paid by Buyer in respect of the Baseline Amount and the Contingent Payments equals $130,000,000.  The HSL Lender shall be considered a third party beneficiary for purposes of subpart (C) of the previous sentence with the right to enforce such subpart against Buyer.

(d)                                 Operation of the Company during Contingent Periods.  Except as Buyer and the Stockholders’ Representative may otherwise agree in writing, from the Closing Date until the end of the Second Contingent Period (the “Separation Period”):

(i)                                     Buyer will operate the Surviving Corporation as a separate division or subsidiary, and in any event, in such a manner as to permit the Parties to determine the Adjusted EBITDA for the Group Companies on a monthly basis for each Contingent Period.

(ii)                                  Buyer will maintain or cause to be maintained separate or otherwise identifiable (e.g., in the case of a shared general ledger) books and records at all times during the Contingent Periods in a manner reasonably necessary for the financial statements of the Surviving Entity and its Subsidiaries to be prepared in accordance with GAAP.

(iii)                               The Company understands, acknowledges and agrees that Buyer is entitled to manage and operate Surviving Entity and its Subsidiaries, in its reasonable business discretion; provided that the finance and accounting departments of the Company will initially remain in Tucson Arizona following the Closing and Buyer will use commercially efforts to transition such departments to Buyer’s corporate headquarters by December 31, 2017.

(iv)                              During the Separation Period, (x) without the consent of the Stockholders’ Representative, compensation of any management employees of the Surviving Entity and its Subsidiaries as of the Closing Date will not be increased by more than ten percent (10%) from their current levels, (y) Buyer shall use commercially reasonable efforts to retain Kevin Boesen as the person responsible for the management of the Surviving Entity and its Subsidiaries and (z) the Surviving Corporation’s medication therapy management business will be conducted primarily within the Surviving Corporation.

(e)                                  Right of Set-Off.  Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Buyer has or may have, Buyer shall have the right, at its option in its sole discretion, to withhold and set-off against any amount otherwise due to be paid pursuant to this Section 2.11 the amount of any Losses to which, it has been finally determined, any Buyer Indemnitees may be entitled under Article XI of this Agreement or any other Transaction Document.

(f)                                   Transferability.  For the avoidance of doubt, the rights of the Equity Holders to receive Contingent Payments hereto shall not be transferable.

2.12                        Adjustment to Merger Consideration to Preserve Intended Tax Treatment of Mergers. Notwithstanding anything in this Agreement to the contrary other than Section 2.13, with respect to the Mergers, the aggregate amount of the Buyer Stock payable as Merger Consideration (which, as contemplated by Section 2.11(a) shall include the Contingent Payments, if any) pursuant to this Agreement that must be included in the measurement of “continuity of interest” pursuant to Treasury Regulation Section 1.368-1(e)(2) (the “40% COI Test”) shall not be less than forty percent (40%) of the aggregate of all amounts that must be included in the measurement of continuity of interest pursuant to the 40% COI Test, calculated in accordance with the assumptions set forth in this Section 2.12 including those with respect to the Contingent Payments.  Solely for the purpose of this Section 2.12, it shall be assumed the entire Adjustment Escrow Amount and Indemnification Escrow Amount were fully paid to the Equity Holders as Merger Consideration in accordance with this Agreement and the Agreement Date Closing Price of Buyer Stock shall be used rather than the Buyer Stock Value for the purpose of the 40% COI Test calculation (such requirement, the “COI Requirement”).  Furthermore, the COI Requirement shall be applied to the Mergers using “closed transaction” federal income tax principles as well as the “contingent stock” federal income tax principles set forth in Rev. Proc. 84-42 as to the operation, after the Closing Date, of the Contingent Payment provisions and Section 2.13 of this Agreement such that for the purpose of applying this Section 2.12 on the Closing Date the Contingent Payment rights shall not be treated solely as non-stock consideration for purposes of the COI Requirement and shall instead be treated as stock consideration for purposes of the COI Requirement to the extent of the probability adjusted estimate of the Buyer that Contingent Stock Consideration shall ultimately be paid (as compared to Contingent Cash Consideration) given the application of Section 2.13.  In the event the amount of Buyer Stock otherwise payable as Merger Consideration pursuant to Section 2.4 would be insufficient for the Mergers to satisfy the COI Requirement but subject to Section 2.13, then the amount of Buyer Stock otherwise payable as Merger Consideration pursuant to Section 2.4 shall be increased (with a corresponding decrease in the amount of the cash otherwise payable as Merger Consideration pursuant to Section 2.4 and with the adjustment to each of the Cash Consideration and the Stock Consideration being based on the Agreement Date Closing Price) to the extent necessary for the Mergers to meet the COI Requirement, it being understood that such adjustment shall be made in a manner that results in the lowest increase in payment of Buyer Stock pursuant to this Section 2.12 necessary to satisfy the COI Requirement.

2.13                        Buyer Stockholder Vote Override Provisions. Notwithstanding anything to the contrary set forth herein, in the event an adjustment to the Merger Consideration is required pursuant to Section 2.11, Section 2.12 or any other provision of this Agreement that would result in the issuance of more than the Maximum Share Number, Buyer may, at its sole and exclusive option, solicit such stockholder consent in accordance with NASDAQ rules and regulations in order to issue Buyer Stock in excess of the Maximum Share Number or increase the Contingent Cash Consideration (with a corresponding decrease to the Contingent Stock Consideration), and in no event shall Buyer be required to issue Buyer Stock in excess of the Maximum Share Number absent receipt of such stockholder consent. For the avoidance of doubt, this Section 2.13 shall apply cumulatively to payments of Merger Consideration from and after the Closing Date.

2.14                        Lost Certificates.  If any certificate representing any Outstanding Shares have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of such Outstanding Shares as contemplated under this Article II.

ARTICLE III

THE CLOSING

3.1                               The Closing.  The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA at 10:00 a.m. (local time) as promptly as practicable following three Business Days after the date on which there has been a satisfaction or waiver of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless the Parties agree in writing to another date or place.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  On the Closing Date, the Parties shall cause the Merger and Second Merger to be consummated by filing the Certificates of Merger with the Delaware Secretary of State in accordance with the DGCL.

3.2                               Deliveries.  At the Closing, subject to the terms and conditions contained herein:

(a)                                 The Company shall deliver or cause to be delivered the following items:

(i)                                     duly executed counterparts to each of the Transaction Documents to which the Company, the Stockholders or the Stockholders’ Representative is party;

(ii)                                  a certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of the Company in such jurisdiction;

(iii)                               the certificate of incorporation of the Company certified as of the most recent practicable date by the Secretary of State of Delaware;

(iv)                              a certificate of the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the certificate of incorporation and the bylaws of the Company and as to the resolutions of the Company’s Board of Directors authorizing the Transaction Documents and the transactions contemplated hereby;

(v)                                 the Updated Allocation Schedule;

(vi)                              the resignations referenced in Section 7.7;

(vii)                           the Transaction Costs Certificate;

(viii)                        the Allocation Certificate;

(ix)                              the Indebtedness Certificate;

(x)                                 the Working Capital Certificate;

(xi)                              the Voting and Support Agreements duly executed by at least 90% of Stockholders;

(xii)                           employment agreement, in form and substance satisfactory to Buyer, executed by Kevin Boesen;

(xiii)                        the Option Cancellation Agreements executed by each Company Option Holder;

(xiv)                       all necessary forms and certificates complying with applicable Law, duly executed and in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code; and

(xv)                          the additional deliverables referenced in Section 9.2.

(b)                                 Buyer shall deliver (or cause the Surviving Corporation to deliver) the following items:

(i)                                     duly executed counterparts to the Transaction Documents to which it is a party;

(ii)                                  the certificate of incorporation of Buyer and Merger Sub I certified as of the most recent practicable date by the Secretary of State of Delaware;

(iii)                               certificates of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer and Merger Sub I in such jurisdiction;

(iv)                              certificates of the Secretary of each of Buyer and Merger Sub I, given by him on behalf of Buyer or Merger Sub I, as the case may be, and not in his individual capacity, certifying as to the certificate of incorporation and the bylaws of Buyer or Merger Sub I, as the case may be, and as to the resolutions of the Board of Directors of Buyer and the Board of Directors and stockholder of each of Merger Sub I, authorizing the Transaction Documents and the transactions contemplated hereby;

(v)                                 to the applicable creditors identified on the Transaction Costs Certificate, on behalf of the Stockholders, the Company or its Subsidiaries, payment of all Transaction Costs;

(vi)                              the Merger Consideration required to be delivered at Closing in accordance with the terms of this Agreement;

(vii)                           evidence of payment to the Escrow Agent of the Indemnification Escrow Amount and the Adjustment Escrow Amount in accordance with Section 2.4(c)(iv);

(viii)                        evidence of payment of the Reserve Amount to an account designated by the Stockholders’ Representative;

(ix)                              to the Company’s or its Subsidiaries’ applicable creditors, on behalf of the Company or its Subsidiaries, payment of all Indebtedness identified on the Indebtedness Certificate; and

(x)                                 a certificate of Buyer and Merger Sub I to the effect set forth in Section 9.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules accompanying this Agreement (with specific reference to the representations and warranties to which the information in such schedule relates) (collectively, the “Company Disclosure Schedule”), the Company and the Principal Stockholders hereby represent and warrant as of the date of this Agreement and as of the Closing to both Buyer and the Merger Subs as follows:

4.1                               Organization and Good Standing.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(i)                                     The Organizational Documents, which have previously been furnished to Buyer, reflect all amendments thereto and are true, correct and complete.

(b)                                 Schedule 4.1 contains a true and complete list of (i) the jurisdictions in which the Company is qualified to conduct business and (ii) all countries in which the Company or any of its Subsidiaries conducts business.

4.2                               Capitalization.

(a)                                 The authorized Capital Stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which 13,406,250 are designated Series A Common Stock, 4,593,751 are designated Series B Common Stock, 1,593,750 are designated Series B-1 Common Stock, 2,000,001 are designated Series B-2 Common Stock and 1,000,000 are designated Series B-2 Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share.  All of the Outstanding Shares are, and all shares of Capital Stock that may be issued upon exercise of Common Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute or the Company’s Organizational Documents.  The Outstanding Shares are owned of record and beneficially by the holders of Company Shares in the amount set forth on Schedule 4.2(a).  Schedule 4.2(a) accurately sets forth the authorized and outstanding Capital Stock of the Company and the class and number of shares held by each holder of the Capital Stock of the Company.

(b)                                 Except as set forth in Schedule 4.2(b), all of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are free of any Liens, were not offered, issued or granted in violation of any Law or the preemptive or similar rights of any Person or any Contract to which the Company is a party or by which it is bound.  Schedule 4.2(b) accurately sets forth all of the issued and outstanding Common Options and Common Warrants and the number of issued and outstanding Common Options and Common Warrants held by each holder.  The Common Options and Common Warrants are duly authorized and were not issued in violation of any applicable Laws or the preemptive or similar rights of any Person and each such grant was made at a per share exercise price that was not less than the fair market value of a share of Common Stock on the applicable grant date.

(c)                                  All securities of the Company have been issued and granted in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in the Company’s Organizational Documents and applicable Contracts.

(d)                                 Except as set forth on Schedule 4.2(d), there are no outstanding or authorized options, warrants, Contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock, appreciation rights, performance based rights or other similar rights or other agreements or commitments to which the Company is a party or which is binding upon the

Company providing for the issuance, disposition, redemption or acquisition or registration under the Securities Act and all rules and regulations promulgated thereunder, or any foreign securities Law, sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any of its equity or any rights or interests exercisable therefor.

(e)                                  Except as otherwise provided pursuant to Section 2.4, no Stockholder is entitled to receive any amount in connection with the Merger with respect to any of the Equity Securities of the Company held by it that is different from or additional to the amounts of the Merger Consideration to be received by it as set forth in the Allocation Schedule.  No Person other than the Stockholders listed in the Allocation Schedule, is entitled to receive any payment or property in connection with the Merger in respect of any Company Share or other Equity Security of the Company.  Schedule 2.4(a) is, as of the date hereof, and the Allocation Schedule shall be as of the Closing Date, accurate and complete, and the calculations performed to compute the information contained therein comply with the applicable provisions of this Agreement.

(f)                                   Other than the Outstanding Shares set forth in Schedule 4.2(a) and the Common Options set forth on Schedule 4.2(b), the Company does not have outstanding any shares of Capital Stock or any other Equity Securities.

(g)                                  Except as set forth in Schedule 4.2(g), the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

(h)                                 Except as set forth in Schedule 4.2(h), no dividends or other distributions with respect to any Company Shares have ever been made or declared, and none have accrued.

(i)                                     The Working Capital Certificate, the Indebtedness Certificate, the Transaction Costs Certificate and the Allocation Certificate are true and correct in all material respects.

4.3                               Subsidiaries of the Company.

(a)                                 Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Schedule 4.3 contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation or incorporation, the jurisdictions in which each such Subsidiary is qualified to do business, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock, which hold such Capital Stock free and clear of all Liens.  All of the outstanding shares of Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any applicable preemptive or similar right or federal or state securities Law.

(c)                                  Other than the Subsidiary Shares set forth on Schedule 4.3, no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Securities.

(d)                                 Schedule 1.1(c) is a complete and accurate list of all agreements in connection with the sale or spin-out of former subsidiaries of the Company prior to the date hereof.

4.4                               Authority and Enforceability. Each of the Company and the Principal Stockholders has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, and to consummate the Merger.  The execution and delivery of this Agreement, any of the Transaction Documents to which the Company is a party and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company.  The Company Board has determined that this Agreement and the consummation of the Merger are advisable and fair to the Company and the Stockholders and has unanimously approved this Agreement and the other Transaction Documents and declared the advisability of this Agreement and the other Transaction Documents and the Merger.  Except for the adoption by holders of a majority of the Outstanding Shares (the “Required Stockholder Vote”), no vote of the Company’s stockholders is required in connection with the consummation of the transactions contemplated hereby.  This Agreement and any Transaction Document to which each of the Company and the Principal Stockholders is a party have been duly executed and delivered by the Company and the Principal Stockholders and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of each of the Company and the Principal Stockholders, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.5                               No Conflicts; Consents.

(a)                                 Except for any notices, filings, consents or approvals set forth in Schedule 4.5, the execution and delivery of this Agreement by each of the Company and the Principal Stockholders do not, and the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents by the Company and the Principal Stockholders will not directly or indirectly (i) violate, conflict with or result in a violation of any of the provisions of any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) violate, conflict with or result in a violation or breach of, result in a default under, or require the consent or approval of any party to, any Contract to which the Company or any of its Subsidiaries or a Principal Stockholder is a party, (iii) violate, conflict with or result in a violation of any of the terms or requirements of any Order or Law applicable to and the Principal Stockholders, the Company, its Subsidiaries or any of the properties or assets owned, used or controlled by the Company or any of its Subsidiaries, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents, except for the filing of the Certificates of Merger for the Merger and the Second Merger with the Secretary of State of the State of Delaware in relation to the DGCL.

4.6                               Financial Statements.

(a)                                 Except as set forth in Schedule 4.6(a), (i) the audited consolidated balance sheets of the Company and the related audited consolidated statements of operations, shareholders’ equity (deficiency), and cash flows for the fiscal years ended December 31, 2014 and 2015, (ii) the audited balance sheet of SinfoníaRx, Inc., an Arizona corporation (“SinfoníaRx”) and the related audited statements of operations, shareholder’s deficiency, and cash flows for the fiscal year ended December 31, 2016, (iii) the audited consolidated balance sheets of the Company and the SinfoníaRx, and the related audited consolidated statements of operations, statements of changes in net parent investment, and statements of cash flows for the fiscal years ended December 31, 2015 and 2016 (subpart (iii), the “Audited Carve-out Financial Statements”) ((i), (ii) and (iii) collectively, the “Audited Financial Statements”), and (iv) the unaudited balance sheets of the Company and SinfoníaRx as of June 30, 2016 and June 30, 2017, and the related unaudited statements of operations, statements of changes in net parent investment, and statements of cash flows for the respective six-month periods then ended (the “Unaudited Carve-out Financial Statements”), (A) are correct and complete in all material respects, (B) are consistent with the books and records of the Group Companies, as applicable, (C) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and (D) fairly present in all material respects the financial condition and results of operations of the Group Companies or SinfoníaRx, as applicable, as of the respective dates thereof and for the respective periods indicated, subject, in the case of the Unaudited Carve-out Financial Statements, to normal year-end adjustments and the absence of notes.  The consolidated balance sheet of the Group Companies as of June 30, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)                                 No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company.  The Company has no Liabilities except for the Liabilities reflected on the Balance Sheet or incurred after the date of the Balance Sheet in the ordinary course of business or as set forth on Schedule 4.6(b).  Neither the Company nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors or executive officers (or equivalent thereof).  Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements that could have a current or future Material Adverse Effect upon the Company’s consolidated financial condition or results of operations.

(c)                                  The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.7                               Banking Relationships.  Set forth on Schedule 4.7 are the names and locations of all banks and trust companies in which the Group Companies has banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.

4.8                               Accounts Receivable. All notes receivable and accounts receivable are reflected properly on the Balance Sheet and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Such notes and accounts receivable will as of the date of the Effective Time be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet.  Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 120 days after the date on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.  Schedule 4.8 sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Balance Sheet.

4.9                               Taxes.

(a)                                 All Tax Returns required to have been filed by each Group Company have been timely filed (taking into account valid extensions), and each such Tax Return was complete and accurate in all respects.  Schedule 4.9(a) contains a list of all jurisdictions (whether foreign or domestic) in which each Group Company files Tax Returns.  Except as set forth on Schedule 4.9(a), no Group Company is currently the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in Schedule 4.9(a), no Group Company has received a written claim or has Knowledge of any other claim by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or may be subject to Tax by that jurisdiction.

(b)                                 All Taxes due and owing by each Group Company (whether or not shown on any Tax Return) have been timely paid or accrued on the Balance Sheet.  The Balance Sheet reflects adequate reserves in accordance with GAAP for all liabilities for Taxes accrued by the Group Companies but not yet paid.

(c)                                  There is no audit, examination, suit, proceeding or claim currently pending or threatened in writing against any Group Company in respect of any Taxes.  No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Governmental Entity against any Group Company.

(d)                                 Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

(e)                                  No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   Except as set forth on Schedule 4.9(f), no Group Company (x) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common Buyer of which was the Company) or (y) has any Liability for the Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.  No Group Company is a party to any Tax allocation or sharing agreement.

(g)                                  Except as set forth on Schedule 4.9(g), no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii)                               intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                 prepaid amount received on or prior to the Closing Date.

(h)                                 No Group Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(i)                                     Except as set forth on Schedule 4.9(i), neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)                                    No Group Company is or has ever been a United States Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code). No Group Company owns any stock, equity, options or other interest in any Person that is a “controlled foreign corporation” (within the meaning of Code Section 957) or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)                                 No Group Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(l)                                     Except as set forth on Schedule 4.9(l), except for such limitations as may be identified in the Group Company’s Tax Returns, no Group Company has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383, 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law).

(m)                             All material related party transactions involving any Group Company or their Affiliates have been supported by an arm’s length study in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and to the extent applicable, any comparable provisions of state, local or foreign Law.

(n)                                 Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

4.10                        Compliance with Law; Authorizations.

(a)                                 Except as set forth on Schedule 4.10(a), (i) each of the Group Companies is, and has at all times been, in compliance in all material respects with all Laws to which their business is subject, (ii) no investigation or review by any Governmental Entity is pending or overtly threatened against the Company or its Subsidiaries, except for regular inspections in the ordinary course of business and (iii) there is no Order binding upon the Company or any of its Subsidiaries.  None of the Group Companies have received any assertion that any of them have failed to comply with any Law to which any of their respective assets, properties and businesses are subject.

(b)                                 Except as set forth on Schedule 4.10(b), each of the Group Companies and/or its contractors lawfully owns, holds, possesses and/or uses in the operation of its respective business all material Authorizations necessary for it to conduct such business.  The Group Companies are and have been in material compliance with the terms of all Authorizations necessary for the Group Companies to conduct their business and all such Authorizations are valid and in full force and effect.  Schedule 4.10(b) contains a correct and complete list of all Authorizations held by the Company or its Subsidiaries.  No violation, suspension, withdrawal, revocation, cancellation, or limitation of any of the Authorizations listed on Schedule 4.10(b) is pending or, to the Company’s Knowledge, threatened.

4.11                        Regulatory Matters.

(a)                                 No Group Company has engaged in, or is engaging in, the manufacture, distribution, compounding, receipt, handling, storage, marketing, or sale of any controlled substances or listed chemicals regulated by the Drug Enforcement Administration (“DEA”) or any other activity requiring registration under the federal Controlled Substances Act, DEA’s implementing regulations, or the relevant state controlled substance Laws.

(b)                                 No Group Company has engaged in, or is engaging in, any activities requiring a Food and Drug Administration (“FDA”) registration or any other Authorization from the FDA, including, but not limited to the manufacture or compounding of any pharmaceutical products; or the development, manufacture, marketing, assembly, distribution, licensing, or sale of any Software or other product subject to FDA regulation as a medical device.

(c)                                  No Group Company has received notice of, or been subject to, any adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483, or other compliance or enforcement notice, communication, or correspondence from FDA, a state board of pharmacy, or any other Governmental Entity.

(d)                                 No Group Company, nor, any employee, agent, or Affiliate of a Group Company has (i) made an untrue statement of material fact or fraudulent statement to any Governmental Entity, or in any records or documentation prepared or maintained to comply with the applicable Laws; (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity; or (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Entity for data or healthcare program fraud.  No Group Company, nor any officer, director, or employee of a Group Company, has made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of any Governmental Entity.

(e)                                  The Group Companies are and have been in material compliance with all healthcare laws, including, but not limited to:

(i)                                     Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including without limitation The Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and the regulations promulgated thereunder and any applicable state self-referral Law;

(ii)                                  42 U.S.C. §§ 1320a through 7b(b) and any applicable state anti-kickback Law;

(iii)                               31 U.S.C. §§ 3729-3733 and any applicable state false claim or fraud Law;

(iv)                              18 U.S.C. § 666 (commonly referred to as the “Federal Bribery Statute”);

(v)                                 18 U.S.C. § 1347 (the Health Care Fraud statute);

(vi)                              Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute);

(vii)                           TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder; and

(viii)                        The Health Insurance Portability and Accountability Act of 1996 and the implementing regulations at 45 C.F.R. Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act;

(collectively the “Healthcare Laws”). The Group Companies have not received any written notice regarding violation of any Healthcare Laws.

(f)                                   The Group Companies’ billing practices are and have been in compliance with all applicable Healthcare Laws and regulations and policies of all Third Party Payers. No Group Company has received payments or reimbursements in excess of amounts allowed by applicable Healthcare Laws or Third Party Payers.

(g)                                  Neither the Group Companies nor the Group Companies’ respective, officers, directors, managers, employees, contractors, or agents have been excluded, debarred, terminated or suspended from participation in a Federal health care program, including a Medicaid program administered by a State, nor is any such exclusion, debarment, termination or suspension threatened.

(h)                                 All claims, returns, invoices and other forms made by the Group Companies to any Third Party Payer are complete and accurate in all respects.

(i)                                     Schedule 4.11(i) sets forth a list of all the Group Companies that participate in or otherwise seek payments under any Government Entity programs and any related provider numbers and NPIs held by the Group Companies.  The Group Companies are properly accredited and certified for participation and reimbursement in all Government Entity programs from which they receive payment or in which they participate.  The Group Companies are in material compliance in all respects with the conditions of participation of the Government Entity programs and with the terms, conditions and provisions of any Third Party Payer agreement. Such Third Party Payer agreements are each in full force and effect, and the Group Companies have not received any indication or have no reason to believe that any such qualifications, certifications or Third Party Payer agreements may be suspended, terminated, restricted or withdrawn.

(j)                                    Schedule 4.11(j) sets forth a list of all Authorizations owned or held by the Group Companies as required by any Healthcare Laws (the “Company Healthcare Permits”), and such Company Healthcare Permits constitute all Authorizations necessary for the Group Companies to own, lease and operate the Company facilities and to carry on the business of the Group Companies as it is now being conducted, in each case as required by any Healthcare Laws.  There is no Action pending or threatened that would reasonably be expected to result in the termination, revocation, suspension, impairment or nonrenewal of any such Company Healthcare Permit.

4.12                        Title to Personal Properties.  Except as set forth on Schedule 4.12, the Group Companies have good and valid title to all properties and assets purported to be owned by them, or have a valid leasehold interests or right to use all of their properties or assets purported to be leased or licensed by them free and clear of all Liens, except for Permitted Liens.  Such properties and assets are sufficient for the Group Companies to conduct their business, and represent all of the properties and assets used by the Group Companies in the conduct of their business, as presently conducted.

4.13                        Real Property.

(a)                                 Owned Real Property.  Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(b)                                 Leased Real Property.  Schedule 4.13(b) contains a list of all real property leases, subleases and licenses, and each amendment thereto, under which the Company or any of its Subsidiaries is lessor, lessee or licensee (the “Leased Real Property”).  The Company has made available to Buyer or its counsel a true and complete copy of every lease and sublease (including all amendments and extensions thereof) with respect to the Leased Real Property (the “Leases”) which (i) permit the current occupation and use of such real property by the Company or any of its Subsidiaries and (ii) will continue to be legal, valid and binding in accordance with their respective terms immediately following the Effective Time, except as may result from actions that may be taken following the Effective Time.  Each Lease is valid and enforceable in accordance with its terms and there is not, under any of such leases, any existing default or event of default (or, event which with notice or lapse of time, or both, would constitute a default).

(c)                                  Eminent Domain. To the Company’s Knowledge, none of the Leased Real Property is the subject of any condemnation or eminent domain proceeding.

(d)                                 Utilities. The Leased Real Property is served by all water, electric, gas, telephone, sewer and other utilities reasonably necessary for the conduct of business of the Group Companies as currently conducted.

(e)                                  Damage. No damage or destruction has occurred with respect to any of the Leased Real Property for which the Company or any of its Subsidiaries may be liable.

4.14                        Intellectual Property.

(a)                                 “Intellectual Property” means all intellectual property and proprietary rights whether protected, created, or arising under the Laws of the United States or any other jurisdiction anywhere in the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, reexamination certificates, renewals and extensions of the foregoing), (ii) registered, unregistered, and applications to register trademarks, service marks, trade names, trade dress, logos, slogans, corporate names and other designations of source, origin, sponsorship, endorsement or certification, including all goodwill associated with any of the foregoing, (iii) registered, unregistered, and applications to register copyrights and all works of authorship (including all website content, documentation, advertising copy, marketing materials, specifications, drawings, and graphics), together with translations, adaptations, derivations and combinations thereof, (iv) trade secrets, know-how, and proprietary information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable, (v) algorithms and Software, domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, websites, social media, including social media accounts and handles, inventions, invention disclosures, creations or discoveries (whether patentable or unpatentable and whether or not reduced to practice), concepts, research and development, ideas, know-how, formulae, recipes, techniques, procedures, designs, specifications, and all improvements to any of the foregoing, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, (vi) all other intellectual property rights or similar corresponding or equivalent proprietary rights relating to any of the foregoing, and (vii) all causes of action, claims and remedies for past, current, and future infringement, misappropriation, and similar violations of any of the foregoing against third parties. “Software” means all (i) computer programs, whether in source code or object code form, and regardless of the medium (including semiconductor devices) in which such programs are implemented, (ii) data, database specifications, designs and compilations, and (iii) all documentation relating to any of the foregoing.  “Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries, or presently used or contemplated to be used in the business of the Company or any of its Subsidiaries as presently conducted or proposed to be conducted, except for Company Licensed Intellectual Property.  “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any Subsidiary of the Company.  “Company IP” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(b)                                 Schedule 4.14(b) sets forth a list of all (i) Company Owned Intellectual Property that is registered or the subject of an application for registration (including the jurisdictions where such Company Owned Intellectual Property is registered or where applications have been filed, all applicable application and registration numbers, the next prosecution or maintenance deadline, and the record title owner for each such application and registration) (“Registered IP”), and (ii) Company Owned Intellectual Property other than Registered IP that is material to the business of the Company or any of its Subsidiaries as presently conducted or proposed to be conducted, identifying in each case, which of the Group Companies is the owner of such material unregistered Intellectual Property.  The Group Companies, as applicable, are the sole and exclusive owners of, and have sole title (including, with respect to Registered IP, record title) of, free and clear of all Liens, all Company Owned Intellectual Property, and there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to any Company Owned Intellectual Property.  All Company Owned Intellectual Property is valid, subsisting, and enforceable.  Other than prior art references cited in the applicable patent office file history of any applicable Registered IP (a complete copy of which the Company has delivered to Buyer), there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate any applicable Registered IP or any claim thereof, or of any conduct the result of which could render any such Registered IP or any claim thereof invalid or unenforceable.  The Group Companies have promptly registered all assignments for Company Owned Intellectual Property and no third party (including any Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of the Company or any of its Subsidiaries) has any rights to the Company Owned Intellectual Property other than pursuant to a valid IP License identified on Schedule 4.14(c).  All deadlines for maintaining Registered IP and prosecuting applications to register Registered IP up to and including the Closing Date have been satisfied, and any such deadlines occurring in the period up to and including ninety (90) days after the Closing Date have been identified to Buyer.

(c)                                  Schedule 4.14(c) sets forth (i) a list of all Company Licensed Intellectual Property (excluding “Shrink wrap”, “click through”, and similar non-exclusive licenses for generally commercially available off-the-shelf Software, that in each case, has incurred license fees on an annual basis of less than $10,000) and (ii) a list of all Contracts under which a Group Company licenses any Company Owned Intellectual Property to a third party (together with any licenses to any generally-commercially-available off-the-shelf Software, collectively “IP Licenses”).  All Company Licensed Intellectual Property has been licensed to the Company pursuant to valid and enforceable Contracts. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, no counter-party, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any IP License.  The Company Owned Intellectual Property together with the Company Licensed Intellectual Property (including any Open Source Software identified in Schedule 4.14(g)) constitutes all of the Intellectual Property used in and/or reasonably necessary to the conduct of the business of the Group Companies as such business is currently conducted or proposed to be conducted.

(d)                                 The conduct of the business of the Group Companies has never infringed, misappropriated, or otherwise violated any Intellectual Property of any third party in any material respect.  The conduct of the business of the Group Companies as presently conducted or proposed to be conducted does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any third party in any material respect.  Neither the Company nor any of its Subsidiaries has received any claim, demand or notice, and no action is pending or threatened against the Company or any of its Subsidiaries, (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights or similar rights of a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or its Subsidiaries to use, any Company IP.  Except for the matters listed on Schedule 4.14(d), neither the Company nor any of its Subsidiaries has investigated, on its own volition, or investigated based on any inquiry of or concern raised by an employee, contractor, vendor, customer or potential customer, any actual or potential infringement of any Intellectual Property of any third party.  Neither the Company nor any of its Subsidiaries has received any notice from a third party (i) requesting the Company or any of its Subsidiaries to license Intellectual Property of such third party or (ii) identifying Intellectual Property of any such third party.

(e)                                  To the Company’s and Principal Stockholders’ Knowledge, no third party is infringing, misappropriating or otherwise violating any Company IP.  Neither the Company nor any Subsidiary has brought or threatened a claim against or provided notice to any third party (i) alleging that such third party is infringing, misappropriating or otherwise violating any Company IP or (ii) challenging such third party’s ownership or use, or the validity, registrability, or enforceability, of such third party’s Intellectual Property.  Neither the Company nor any of its Subsidiaries has provided notice to a third party requesting such third party to license Company IP.

(f)                                   All Software used by in the operation of the Company’s and its each of its Subsidiaries’ business as currently conducted is properly licensed and is not a “bootleg” version or copy.  Schedule 4.14(f)(i) sets forth a true, correct and complete list, and brief description of, all material Software included in the Company IP.  All such Software: (i) are in satisfactory working order and/or performs in material conformance with its documentation, is free from any material software defect and does not contain any self help mechanism or unauthorized code, (ii) are scalable to meet current and reasonably anticipated capacity, (iii) have appropriate security, off-site back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the business; (iv) are configured and maintained to minimize the effects of viruses and do not contain any material Trojan horses or other malicious code, and (v) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four (24) months that has caused disruption or damage to the operation of the business or that was potentially reportable to any Governmental Entity, or Person.  No person has gained unauthorized access to such Software or any code necessary to gain access to such Software.  Except as set forth in Schedule 4.14(f)(ii), no source code for such Software has been disclosed or licensed by the Company or its Subsidiaries to any escrow agent or other Person and the Company or its Subsidiaries are not under any obligation to disclose or license such source code to any Person. Either the Company or one of its Subsidiaries is in possession of, and Buyer will receive, such working copies of all Software, including object and (for Software owned by or exclusively licensed to the Company) source code, and all related manuals, licenses, and other documentation, as well as documentation related to any other trade secrets included in the Company Owned Intellectual Property that, in each case, is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use in the conduct of the business without reliance on the special knowledge or memory of others.

(g)                            Except as set forth in Schedule 4.14(g), (i) the Company and each Subsidiary do not use and have not used any Open Source Software and (ii) none of the Software included in the Company IP incorporates, contains or requires use of any Open Source Software that does or may require disclosure or licensing of any such Software or any other Company IP.  “Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or under similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

(h)                           To Company’s and Principal Stockholders’ Knowledge, the current operation of the businesses of the Group Companies does not, and will not, result in any requirement that the Company or any of its Subsidiaries publish, disclose, license or otherwise make available any Company IP, including the source code for their (or any of their respective licensors’, if any) respective proprietary Software, libraries, firmware or other computer programs.  Except as set forth in Schedule 4.14(h): (i) no funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of the Company Owned Intellectual Property; and (ii) none of the Company’s and its Subsidiaries’ current proprietary products or services contain Intellectual Property that is: (i) owned by any Governmental Entity or educational institution, or (ii) derived from Intellectual Property owned by any Governmental Entity or educational institution (in each case, excluding any Open Source Software identified on Schedule 4.14(g)).  Neither the Company nor any of its Subsidiaries have made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate them to grant licenses to or otherwise impair the Company’s or its Subsidiaries’ control of Company Owned Intellectual Property.

(i)                               The Group Companies maintain reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential, proprietary or personal information owned or used by the Group Companies.  The Group Companies have, at all times, been in compliance with such policies and procedures, and such policies and procedures comply with all applicable Laws.  Without limiting the generality of the foregoing, the Group Companies: (i) have implemented and maintained reasonable measures which are customary to companies in the industry in which the Company and its Subsidiaries operate, with respect to technical, administrative and physical security to protect and preserve the availability, security, integrity and confidentiality of all confidential information included in the Company Intellectual Property, and (ii) to the extent that any third parties have access to any trade secrets or other confidential information included in the Company Intellectual Property, have written agreements in place with such third parties pursuant to which such third parties agree to maintain the confidentiality of such information. To Company’s Knowledge, there have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets, privacy or other confidential or proprietary information owned or used by the Group Companies.  No claim is pending or threatened against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof.

(j)                              None of the Group Companies collects or has collected data and information from users of Websites owned, operated, or maintained by, on behalf of, or for the benefit of the Company or its Subsidiaries in connection with or related to the Company business or the business of any of its Subsidiaries.  No claim is pending or threatened against the Company or any of its Subsidiaries relating to or alleging a violation of any Person’s privacy or personal information or data rights.  The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, statement, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Group Companies in the conduct of their businesses.

(k)                           Except as set forth in Schedule 4.14(j), there are no settlements, co-existence agreements, forbearances to sue, consents, judgments, or Orders or similar agreements or obligations which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property or (ii) permit any third party to use any Company Owned Intellectual Property (other than pursuant to a license set forth on Schedule 4.14(c)).

(l)                               Except as set forth in Schedule 4.14(l), the execution of this Agreement (including the consummation of the transactions contemplated hereby) shall not (i) result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights to or under any of the Company IP, (ii) give rise to a right to terminate any agreement under which the Company or any of its Subsidiaries obtains the rights to use any third party Intellectual Property used in the business of the Company or of a Subsidiary as presently conducted or proposed to be conducted, (iii) result in the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person, or (iv) result in payment obligations under any Intellectual Property related agreements which are in excess of the amounts payable prior to the Closing Date.  Except as set forth on Schedule 4.14(l), all Company Owned Intellectual Property, and all other Intellectual Property used or held for use by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use (as applicable) by the Company or its Subsidiaries (as applicable) on identical terms and conditions immediately after the Closing.

(m)                       The Group Companies have taken reasonable measures to protect the Company Owned Intellectual Property including requiring each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company Owned Intellectual Property to sign a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or one of its Subsidiaries and confidentiality provisions protecting the Company Owned Intellectual Property.  The Company has provided or made available to Buyer a complete and accurate copy of each Contract relating to assignment or licensing of Intellectual Property used by the Company or any of its Subsidiaries, including each (i) customer license or services agreement; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) employee agreement containing assignment or license of Intellectual Property or any confidentiality provision; (v) consulting or independent contractor agreement containing assignment or license of Intellectual Property; and (vi) confidentiality or nondisclosure agreement.

4.15                        Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date of this Agreement, except as set forth on Schedule 4.15:

(a)                           no event has occurred that has had a Company Material Adverse Effect nor has there occurred any event, development or state of circumstances which could reasonably be foreseen to result in a Company Material Adverse Effect in the future;

(b)                           neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, or repurchased, redeemed or otherwise reacquired any Equity Securities;

(c)                            neither the Company nor any of its Subsidiaries have sold, issued or authorized the issuance of any Equity Securities (except for Common Stock issued upon the exercise of the Common Options or Common Warrants);

(d)                           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Plan, (ii) any provision of any Contract evidencing any outstanding Common Options or Common Warrants, or (iii) any restricted stock agreements;

(e)                            neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (iii) entered into any employment, severance or termination agreement;

(f)                             no party to any Contract to which the Company or any of its Subsidiaries is a party has given notice to the Company or its Subsidiaries of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company or its Subsidiaries;

(g)                            other than the sale of inventory and obsolete assets in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any such Subsidiary;

(h)                           neither the Company nor any of its Subsidiaries has (i) lent money to any Person (other than pursuant to routine travel advances made to any employee of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice) or (ii) incurred, assumed or guaranteed any Indebtedness;

(i)                               neither the Company nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Permitted Liens;

(j)                              there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(k)                           no Group Company has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(l)                               there has been no amendment to the Company’s Organizational Documents, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(m)                       the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(n)                           neither the Company nor any of its Subsidiaries have made any capital expenditure which exceeds $100,000 in the aggregate;

(o)                           neither the Company nor any of its Subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

(p)                           neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(q)                           neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any respect;

(r)                              neither the Company nor any of its Subsidiaries has threatened, commenced or settled any Action;

(s)                             neither the Company nor any of its Subsidiaries has entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(t)                              neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.16                        Contracts.

(a)                           This Section 4.16 does not relate to Leases, such items being the subject of Section 4.13 or Company Licensed Intellectual Property, such items being the subject of Section 4.14.

(b)                           Schedule 4.16 sets forth and complete list of each Contract to which either the Company or any of its Subsidiaries is party or by which any of them or their respective assets is bound:

(i)                                     for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the ordinary course of business) which (A) involves or is expected to involve annual payments by the Company or any of its Subsidiaries of $50,000 or more in any 12 month period, or (B) (x) has a residual term as of the date of this Agreement of more than six months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days;

(ii)                                  for the sale or license by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, which (A) involves or is expected to involve a specified annual minimum dollar sales or license amount by the Company or any of its

Subsidiaries of $100,000 or more in any 12 month period, or (B) (x) has a residual term as of the date of this Agreement of more than six months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days;

(iii)                               that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)                              that is for the sale of materials, supplies, goods, services, equipment or other assets by the Company or any of its Subsidiaries for an aggregate sale price of $100,000 or more in any 12 month period and contains any most-favored-nation or other provision obligating the Company or any of its Subsidiaries to grant any other Person preferential pricing terms;

(v)                                 that is a note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, in any such case which, individually, is in excess of $100,000;

(vi)                              that restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business, or, to the Company’s Knowledge, that restrains the ability of any employee of the Company or any of its Subsidiaries to work or do business in any industry, at or with a competitor or in any geographic region other than any agreements between such employee and the Company or any of its Subsidiaries;

(vii)                           that relates to the acquisition or disposition of any business or material assets or properties (whether by merger, sale of stock, sale of assets or otherwise);

(viii)                        that relates to the compromise or settlement of any litigation or arbitration or other proceeding; and

(ix)                              that is a collective bargaining Contract or other Contract with any labor organization, union or association.

(c)                            Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the Contracts required to be listed in Schedule 4.16 (collectively, the “Material Contracts”) or Schedule 4.19(a).  The Company has made available to Buyer or its counsel a true and complete copy of all Material Contracts.

4.17                        Litigation.  Except as set forth on Schedule 4.17, there is no action, suit or proceeding, claim, arbitration, litigation or investigation by or before any Governmental Entity (each, an “Action”) pending against the Company or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action.  There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries.  Each of the Group Companies is in material compliance with each Order entered, issued or rendered by any Governmental Entity to which the Company or any of its Subsidiaries is subject.

4.18                        Employee Benefits.

(a)                           Schedule 4.18(a) contains a true and complete list of all Company Benefit Plans.  For each Company Benefit Plan, as applicable, the Company has provided or made available to Buyer: (i) true and complete copies of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a true and complete copy of the most recent summary plan description, together with each summary of material modifications; (iii) all material written employee communications relating to such Company Benefit Plan; (iv) the most recent determination or opinion letter received from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the annual report (Form 5500, with all applicable attachments) for calendar year 2015; (vi) all written Contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts and other funding arrangements that implement each Company Benefit Plan; and (vii) all correspondence to or from any Governmental Entity relating to any Company Benefit Plan including the extension approval letter for Form 5500 for calendar year 2016. The Company has made available or delivered to Buyer true and complete copies of all Employee Agreements, disclosure materials, policy statements, employee handbooks or manuals, and other materials relating to the employment of the current and former employees of the Group Companies.

(b)                           With respect to each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, (i) such Company Benefit Plan meets all requirements for qualification under Section 401(a) of the Code, (ii) the Company’s Benefit Plan Administrator provided to the Company a copy of a letter the Administrator received dated 03/31/2014, specifying that the form of the Plan the Company has adopted is acceptable under Section 401 of the Code for use by employers for the benefit of their employees, and to the Company’s and Principal Stockholders’ Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of such Company Benefit Plan or any related trust, and (iii) such Company Benefit Plan has been timely amended for the requirements of all applicable Tax legislation and discretionary amendments if and as recommended by the Administrator.

(c)                            The Company and its ERISA Affiliates do not maintain any Company Benefit Plan subject to Laws other than those of the United States.

(d)                           Except as set forth in the Schedule 4.18(d), neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to any Pension Plan which is or was at any time (i) intended to qualify under Section 401(a) of the Code; or (ii) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code.

(e)                            Neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (including withdrawal liability as defined in 4201 of ERISA) under or with respect to any Multiemployer Plan within the meaning of Section 3(37) of ERISA, any plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or a single employer plan within the meaning of Section 4001(a)(15) of ERISA. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability.  Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to, any employee pension benefit plan in which stock of the Company or its ERISA Affiliates is or was held as a plan asset.  None of the

Company Benefit Plans is a multiple employer plan and neither the Company nor any of its ERISA Affiliates has participated in or been obligated to contribute to a multiple employer plan.

(f)                             The Group Companies have performed all obligations required to be performed by them under, and are not in default or violation of any Company Benefit Plan or Employee Agreement, and each Company Benefit Plan is and at all times has been maintained, funded and administered in all respects in accordance with its terms and with all applicable Laws (including ERISA and the Code).  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any employee plan and no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any of its Subsidiaries to liability.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or the Company or any of its Subsidiaries (other than ordinary administration expenses).  There are no actions pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Benefit Plan.  All contributions due from the Company with respect to any of the Company Benefit Plans have been made as required under any applicable Laws and the terms of such Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan for any period through the Closing Date, have been timely made or paid in full, or in each such case have been fully reflected on the Company Balance Sheet.  Neither the Company nor any ERISA Affiliate has ever incurred any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  No Group Company has made any plan or commitment, whether or not legally binding, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan.

(g)                            No Company Benefit Plan or Employee Agreement provides retiree life insurance, retiree health or other retiree employee welfare benefits to any employee (or relative or dependent of any employee), except (i) as may be required by COBRA or other similar applicable federal, state, or local statute, (ii) disability benefits that have been fully provided for by insurance under one or more Company Benefit Plans set forth on Schedule 4.18(g) and (iii) benefits in the nature of severance pay with respect to one or more Employee Agreements set forth on Schedule 4.18(g).

(h)                           With respect to each welfare plan, all claims incurred by the Company and its ERISA Affiliates are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of the Company.

(i)                               Each Company Benefit Plan and each other contract, plan, program, agreement, or arrangement maintained by the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained and operated in documentary and operational compliance with Section 409A of the Code.  No payment pursuant to any Company Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance thereunder) would subject any Person to any Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.  Each Common Option has been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Common Stock as of the date the Common Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code, and each Common Option has been properly granted under the Company’s Organizational Documents and applicable state Law.

(j)                              Except as set forth on Schedule 4.18(j), (i) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that obligates it to make any payments of compensation (A) that will be “excess parachute payments” under Section 280G of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof) and (B) will not be fully deductible as a result of Section 162(m) of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof); and (ii) neither the Company nor any of its Subsidiaries are a party to any Contract, nor do any of them have any liability (current or contingent), to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code; and (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits or obligation to fund benefits with respect to any employee, nor will the execution of this Agreement and the consummation of the transactions contemplated hereby result in any liability to Buyer under any Company Benefit Plan or Employee Agreement.

(k)                           To the Company’s and Principal Stockholders’ Knowledge, there are no pending audits or investigations by any governmental agency involving any Company Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto.

4.19                        Labor and Employment Matters.

(a)                           Schedule 4.19(a) sets forth a list of any written Employee Agreements to which the Company or any of its Subsidiaries is a party.

(b)                           The Group Companies are in compliance with all applicable Laws as of the date of this Agreement respecting terms and conditions of employment, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, labor relations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, wage and hour Laws, occupational safety and health Laws, and workers compensation unemployment insurance.  Neither the Company nor any of its Subsidiaries are engaged, or have ever been engaged, in any unfair labor practice of any nature.  There are no administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters or under any workers’ compensation or long-term disability plan or policy. Neither the Company nor any of its Subsidiaries has implemented any employee layoffs that could implicate the WARN Act or any similar state Law, and no terminations prior to the Closing shall trigger any notice of other obligations under the WARN Act or any similar Law.  Any WARN Act liability or obligations, including those under any applicable state Law, prior to the Closing shall be borne entirely by the Company.

(c)                            Neither the Company nor any of its Subsidiaries has any unsatisfied obligations to any employee or qualified beneficiary pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation other than the payment of benefits in the ordinary course of business.  Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract, nor is any such Contract being negotiated.  To Company’s Knowledge, there are not pending any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(d)                           Schedule 4.19(d) contains a true and complete list of each former employee, officer, director, or other service provider of the Company or its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits other than COBRA benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company or its Subsidiaries; and Schedule 4.19(d) contains a true and complete description of such benefits.

(e)                            The Group Companies have maintained worker’s compensation coverage as required by applicable state Law through the purchase of insurance and not by self-insurance or otherwise.

(f)                             Schedule 4.19(f) contains a list of individuals who are currently performing services for the Company or its Subsidiaries and are classified as “consultants,”“contract labor” or “independent contractors,” the respective compensation of each such “consultant,”“contract laborer” or “independent contractor” and whether the Company or its Subsidiaries is party to a consulting or contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee. None of the current or former independent contractors of the Company or its Subsidiaries could be properly reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be properly reclassified as non-exempt.  No independent contractor (even if reclassified as an employee) of the Company or its Subsidiaries is eligible to participate in any Company Benefit Plans.

(g)                            Schedule 4.19(g) sets forth, (i) with respect to each current employee of the Company or its Subsidiaries (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall), (A) the name of such employee and the date as of which such employee was originally hired by the Company or its Subsidiaries, and whether the employee is on an active or inactive status; (B) such employee’s title and job function; (C) such employee’s annualized compensation as of the date hereof, including base salary, vacation, sick time and/or paid time off accrual amounts, bonus and/or commission accrual and potential, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (D) whether such employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental, sick or other leave protected by applicable Law) and the anticipated date of return to full service; (E) whether such em employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (F) the Company or Subsidiary facility at which such employee is deemed to be located; (G) each current benefit plan in which such employee participates or is eligible to participate; and (H) any governmental Authorization that is held by such employee and that is used in connection with the Company’s or any of the

Subsidiaries’ business, and (ii) with respect to each employee, whether such employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

4.20                        Environmental.  (a) Each of the Group Companies is in material compliance with all applicable Laws relating to protection of human health, safety, or the environment (“Environmental Laws”), (b) each of the Group Companies possesses and is in material compliance with all Authorizations required under Environmental Laws for the conduct of their respective operations and (c) there are no actions pending, nor have there been any claims asserted, against the Company or any of its Subsidiaries alleging a violation of, or liability under, Environmental Laws.

4.21                        Insurance.  Schedule 4.21 (as such Schedule shall be updated by the Company prior to Closing to reflect additions and deletions thereto made in accordance with Section 7.4) sets forth an accurate and complete list of all material insurance policies and fidelity bonds which cover any of the Company or its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).  Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such Policy in a manner that would permit the termination of such Policy or the limitation of any coverage thereunder.

4.22                        Absence of Undisclosed Liabilities.  The Company does not have any material liabilities or obligations other than (a) as reflected in the Unaudited Carve-out Financial Statements (including the related notes thereto), (b) liabilities incurred after the date of such Unaudited Carve-out Financial Statements in the ordinary course of business consistent with past practice, (c) contractual and other liabilities of a type not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP under the Contracts identified on Schedule 4.16, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Contracts, (d) Transaction Costs and (e) liabilities set forth on Schedule 4.22.

4.23                        Minutes and Stock Records.  The minute books of the Group Companies contain records that accurately reflect in all material respects all meetings and consents in lieu of meetings of their respective Board of Directors and any committees thereof (whether permanent or temporary), and of their respective stockholders, since inception, and are accurate in all material respects, and such minutes accurately reflect all transactions referred to in such minutes and consents.  The stock books of the Group Companies accurately reflect the ownership of the capital stock of the entity referenced therein.  The Company has made available to Buyer true, correct and complete copies of the minutes, consents and stock books of the Group Companies.

4.24                        Board Approval.  The Company Board has unanimously approved the Company Board Approval.  Except for obtaining the Required Stockholder Vote and the filing of the Certificate of Merger pursuant to Delaware Law, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

4.25                        Related Party Transactions.  Except as set forth on Schedule 4.25, (a) no Related Party has, and no Related Party has at any time within the last two years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been within the last two years, indebted to the Company or any of its Subsidiaries; (c) within the last two years, no Related Party has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company or any of its Subsidiaries; (d) no officer or director of the Company or any of its Subsidiaries is competing, or has at any time within the last two years competed, directly or indirectly, with the Company or any of its

Subsidiaries; and (e) no Related Party has any claim or right against the Company or any of its Subsidiaries (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee of the Company or any of its Subsidiaries).  For purposes of this Section 4.25 each of the following shall be deemed to be a “Related Party”:  (i) each individual who is an officer or director of the Company or any of its Subsidiaries; (ii) each holder of Company Shares who owns of record in excess of five percent of the outstanding Common Stock; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above; and (iv) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

4.26                        Brokers.  Except as set forth on Schedule 4.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based in any way upon arrangements made by or on behalf of the Stockholders, the Company or any Subsidiary of the Company.

4.27                        Assets or Annual Net Sales.  The Company, or, if different, its own Ultimate Parent Entity, as that term is defined by 16 C.F.R. § 801.1(a)(3), including any entities it directly or indirectly “controls,” as that term is defined by 16 C.F.R. § 801.1(b), does not have $161.5 million or more in assets or annual net sales, calculated in accordance with 16 C.F.R. § 801.11.  Unless otherwise specified herein, capitalized terms have the meaning set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and regulations.

4.28                        Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, in each case, in all material respects, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Group Companies, together with all other properties and assets of the Group Companies, are sufficient for the continued conduct of the Group Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Group Companies as currently conducted.

4.29                        Accuracy of Representations and Warranties.  No representation or warranty by Company or the Principal Stockholders in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder hereby represents and warrants severally, and not jointly, as of the date of this Agreement and as of the Closing to Buyer and Merger Subs as follows:

5.1                               Authority; No Conflicts; Consents.

(a)                           Such Principal Stockholder has the requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which such Principal Stockholder is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other agreements contemplated hereby to which such Principal Stockholder is a party have been duly authorized, executed and delivered by such Principal Stockholder and constitute the valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)                           The execution and delivery by such Principal Stockholder of this Agreement and the other agreements contemplated hereby to which such Principal Stockholder is a party do not, and the consummation by such Principal Stockholder of the transactions contemplated hereby and thereby will not, directly or indirectly (i) violate any of the terms or requirements of any Order or Law applicable to such Principal Stockholder or any of its properties or assets, (ii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate any Contract or other obligation to which such Principal Stockholder is a party, or by which such Principal Stockholder or any of its properties or assets may be bound or affected, or (iii) result in the imposition of any Lien upon the properties or assets of such Principal Stockholder.

(c)                            No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by such Principal Stockholder in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby to which such Principal Stockholder is a party or the consummation of the transactions contemplated hereby and thereby.

5.2                               Ownership of Company Securities.  Such Principal Stockholder is the sole record and beneficial owner of the Capital Stock of the Company designated as being owned by such Stockholder set forth in Schedule 4.2(a).  Except as noted on Schedule 4.2(a), such Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Capital Stock to any other Person.  Such Capital Stock constitutes all of the Capital Stock of the Company owned, beneficially or of record, by such Principal Stockholder.  Except as set forth in Schedule 4.2(b), such Principal Stockholder has no options, warrants or other rights to acquire Capital Stock of the Company.

5.3                               Absence of Claims.

(a)                           Such Principal Stockholder is not a party to any, and there are no pending or, to the knowledge of such Principal Stockholder, threatened, Actions against or otherwise affecting such Principal Stockholder, or any of its assets or challenging the validity or propriety of the transactions contemplated by this Agreement or relating to the ownership of the shares of Capital Stock held by such Principal Stockholder, and there is no Order imposed upon such Principal Stockholder or any of its assets that impairs the ability of such Principal Stockholder to enter into, or to perform any of its obligations under, this Agreement or any other agreement or document related hereto or contemplated hereby.

(b)                           Such Principal Stockholder has no claim against the Company (including the Subsidiaries) whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, arising out of events or circumstances that have occurred as of the date hereof or prior to the date hereof.

5.4                               Investment Representations.

(a)                           Such Principal Stockholder has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as Buyer as to be capable of evaluating the merits and risks of an investment in the Buyer Stock.  Such Principal Stockholder has the financial ability to bear the economic risk of his investment in the Buyer Stock being acquired hereunder, has adequate means for providing for his current needs and contingencies and has no need for liquidity with respect to his investment in Buyer.

(b)                           Such Principal Stockholder is acquiring the shares of Buyer Stock hereunder for investment for his own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof; provided, however, that, except for any contractual restrictions contained herein or in any other Contract entered into with the Principal Stockholder, such Principal Stockholder does not by making the representations herein agree to hold the Buyer Stock for any minimum or other specific term and reserves the right to dispose of the Buyer Stock at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c)                            Such Principal Stockholder has relied upon independent investigations made by such Principal Stockholder or his representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of Buyer and realizes the shares of Buyer Stock are a speculative investment involving a high degree of risk for which there is no assurance of any return.  Such Principal Stockholder has, among other things, received and has had the opportunity to carefully review (i) Buyer’s Proxy Statement for the Annual Meeting of Stockholders held on June 16, 2017, (ii) Buyer’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and (iii) all other information filed by Buyer since January 1, 2017 pursuant to the Securities Act or the Exchange Act, including current reports on Form 8-K.  Such Principal Stockholder acknowledges that in connection with the transactions contemplated hereby, neither Buyer nor anyone acting on its behalf or any other person has made, and such Principal Stockholder is not relying upon, any representations, statements or projections concerning Buyer, its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the shares of Buyer Stock issued hereunder or Buyer’s business or any other matter in relation to Buyer’s business or affairs. Such Principal Stockholder has had an opportunity to discuss Buyer’s business, management, financial affairs and acquisition plans with its management, to review Buyer’s facilities, and to obtain such additional information concerning such Principal Stockholder’s investment in the shares of Buyer Stock in order for such Principal Stockholder to evaluate its merits and risks, and such Principal Stockholder has determined that the shares of Buyer Stock are a suitable investment for such Principal Stockholder and that at this time such Principal Stockholder could bear a complete loss of his investment.

(d)                           Such Principal Stockholder is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the transactions contemplated by this Agreement or the adequacy of the disclosure of the exhibits and schedules hereto and such Principal Stockholder must forego the security, if any, that such a review would provide.

(e)                            Such Principal Stockholder understands and acknowledges that neither the Internal Revenue Service nor any other Tax authority has been asked to rule on the Tax consequences of the transactions contemplated hereby or by the other agreements entered into in connection herewith and, accordingly, in making his decision to acquire the shares of Buyer Stock such Principal Stockholder has relied upon the investigations of such Principal Stockholder’s own Tax and business advisors in addition to such Principal Stockholder’s own independent investigations, and that such Principal Stockholder and such Principal Stockholder’s advisors have fully considered all the Tax consequences of such Principal Stockholder’s acquisition of the shares of Buyer Stock hereunder.  The Principal Stockholders will be responsible for the full amount of any federal or state and any other Tax liability for which they may be responsible under applicable Tax law resulting from the consummation of the transactions contemplated by this Agreement and will have no recourse against Buyer, the Buyer or any of their respective Affiliates for any such Tax liability or for the Tax treatment of the transactions contemplated by this Agreement under any federal, state or other applicable Tax Law.

(f)                             Such Principal Stockholder is an Accredited Investor.

(g)                            No Principal Stockholder has been offered Buyer Stock by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

5.5                               No Broker.  Except as set forth in Schedule 5.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based in any way on agreements, arrangements, or understandings made by or on behalf of such Principal Stockholder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Each of Buyer and Merger Subs represents and warrants to the Company and the Stockholders that each statement contained in this Article VI is true and correct as of the date hereof.

6.1                               Organization and Good Standing.  Each of Buyer and Merger Subs is a corporation or a limited liability company, as applicable, duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite corporate or limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to the ability of Buyer or Merger Subs to perform their respective obligations under this Agreement or on the ability of Buyer or Merger Subs to consummate any of the transactions contemplated by this Agreement.

6.2                               Authority and Enforceability.  Each of Buyer and Merger Subs has the requisite power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the Merger.  The execution and delivery of this Agreement, any of the Transaction Documents to which Buyer or Merger Subs is a party and the consummation of the Merger have been duly authorized by all necessary corporate or limited liability company action on the part of Buyer and Merger Subs.  This Agreement has been duly executed and delivered by each of Buyer and Merger Subs and, assuming due authorization, execution and delivery by the Company, the Principal Stockholders and the Stockholders’ Representative, constitutes the valid and binding obligation of Buyer and Merger Subs, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

6.3                               No Conflicts; Consents.

(a)                           The execution and delivery of this Agreement by Buyer and Merger Subs does not, and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents by Buyer and Merger Subs will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Buyer or Merger Subs, (ii) violate any Contract to which Buyer or Merger Sub are a party, or (iii) violate any Order or Law applicable to Buyer or Merger Subs on the date hereof.

(b)                           No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Merger Subs in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

6.4                               Litigation.  There is no Action pending or, to the knowledge of Buyer, overtly threatened, against Buyer or Merger Subs which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to be materially adverse to the ability of Buyer or Merger Subs to perform their respective obligations under this Agreement or on the ability of Buyer or the Merger Subs to consummate any of the transactions contemplated by this Agreement.

6.5                               Merger Consideration.  Based in part on the accuracy of the representations and warranties of the Stockholders contained in this Agreement, the Letter of Transmittal and/or the questionnaire delivered to the Company in respect of whether such Stockholder is an Accredited Investor, the Buyer Stock to be issued at the Effective Time, when issued and delivered in accordance with the terms hereof and of the applicable Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

6.6                               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

6.7                               SEC Documents.  Since the effective date of Buyer’s registration statement on Form S-1 (File No. 333-208857) (the “SEC Effective Date”), Buyer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC (such documents filed by Buyer since the SEC Effective Date and any other documents filed by Buyer with the SEC since the SEC Effective Date, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”).  Buyer’s officers are not aware of any other filings that Buyer should have made prior to the SEC Effective Date under the Securities Act or the Exchange Act and were not made.  All documents required to be filed as exhibits to the SEC Documents have been so filed.  Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates.  There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents.  None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

COVENANTS

7.1                               Conduct of Business.  Except as may be consented to in writing by Buyer or except as specifically contemplated by this Agreement, the Company hereby covenants to Buyer and the Merger Subs that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 10.1 below (the “Interim Period”), the Company shall conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practices and shall use its reasonable best efforts to (i) preserve intact the Company’s and its Subsidiaries present business organization, (ii) keep available the services of its current officers and employees, (iii) preserve its present relationships with customers, suppliers, and others having business dealings with it and (iv) take no action which would reasonably be expected to materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as set forth on Schedule 7.1, during the Interim Period, the Company shall not do, cause or permit any of the following (and shall cause its Subsidiaries to not do, cause or permit any of the following):

(a)                           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, or repurchase, redeem or otherwise reacquire any Equity Securities; or split, combine, reclassify, redeem or repurchase any Equity Securities;

(b)                           sell, issue or authorize the issuance of any Equity Securities or other securities of the Company (except for Common Stock issued upon the exercise of outstanding Common Options and Common Warrants in connection with the Merger);

(c)                            cause or permit any amendments to the Company’s or any of its Subsidiaries’ Organizational Documents;

(d)                           amend or waive any of its rights under, or permit the acceleration or vesting of non-employees of the Company or its Subsidiaries under, (i) any provision of any Company Stock Plan, or (ii) any provision of any Contract evidencing any outstanding Common Option or any outstanding Common Warrant;

(e)                            (i) increase or modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their current or former directors, employees, contractors or consultants, (ii) increase or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (iii) enter into or modify any employment, severance or termination agreement, whether written or oral;

(f)                             sell, assign, transfer, convey, lease, license or otherwise dispose of or encumber any property or assets having a value individually exceeding $10,000 or an aggregate value exceeding $50,000, other than sales of inventory and obsolete assets in the ordinary course of business consistent with its past practice;

(g)                            incur any Indebtedness or guarantee any such Indebtedness, amend the terms of any Indebtedness, forgive any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(h)                           mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(i)                               make any change (or file any such change) in any method of Tax accounting, make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(j)                              make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $50,000 other than such expenditures undertaken in order to replace or repair capital goods of the Company or any of its Subsidiaries in the ordinary course of business;

(k)                           except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(l)                               make any material change in any of the Company’s accounting methods, principles or practices, except for changes made in compliance with GAAP;

(m)                       commence or settle any Action;

(n)                           make any loans or advances, other than routine advances to employees consistent with past practice or forgive or discharge in whole or in part any outstanding loans or advances;

(o)                           (i) transfer or license to any Person any rights to any Intellectual Property other than in the ordinary course of business consistent with past practice and on a non-exclusive basis, (ii) grant, extend, amend (except as required in the diligent prosecution of the material Intellectual Property), waive or modify any rights in or to any Intellectual Property, (iii) fail to diligently prosecute and maintain any applications or registrations for Registered IP or (iv) fail to exercise a right of renewal or extension under any Intellectual Property;

(p)                           enter into a material transaction or take any other material action outside the ordinary course of business consistent with past practice;

(q)                           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

(r)                              enter into any agreement or participate in any transaction, other than the Merger, with a Related Party; or

(s)                             take or agree to take, whether in writing or otherwise, any of the foregoing actions, or any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company, in such a manner that the conditions to Closing set forth in Sections 9.2(a) and 9.2(b) would not be satisfied.

7.2                               Access; Confidentiality; Publicity.

(a)                           During the Interim Period, the Company shall (i) give Buyer and its Agents reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries, (ii) permit Buyer and its Agents to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Company and its Subsidiaries to furnish Buyer and its Agents with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Buyer and its Agents may from time to time reasonably request; provided, that any such access shall be conducted at reasonable times, and in such a manner as to not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries.

(b)                           The Non-Disclosure Agreement between SinfoníaRx, Inc. and Buyer, dated as of March 30, 2017 (the “Confidentiality Agreement”), shall remain binding and in full force and effect in accordance with its terms until the Closing.

(c)                            Neither of the Company nor any of its Affiliates shall, without the approval of Buyer, issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement, and Buyer will use commercially reasonable efforts to consult with the Company prior to issuing any press release or making any public statements with respect to the transactions contemplated by this Agreement; provided, however, that nothing herein shall be deemed to prohibit the Parties from making any public disclosure that Buyer or the Company, as applicable, deems necessary or appropriate under applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

7.3                               Fulfillment of Closing Conditions; Consents; Further Assurances.  At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its or his control.  In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Article IX, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Authorizations, Contracts or otherwise, including any Required Consents, and (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

7.4                               Notification.

(a)                           The Company shall promptly notify Buyer in writing of (i) the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (a “Company Disclosure Schedule Supplement”); provided, however, that in determining the existence of a breach of any representation or warranty contained in Article IV for purposes of the indemnification to be provided by the Principal Stockholders pursuant to

Article XI, such representation or warranty shall not be deemed qualified by any information provided in any Company Disclosure Schedule Supplement, and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Company Disclosure Schedule Supplement shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder.

(b)                           Buyer shall promptly notify the Company and the Stockholders’ Representative in writing of (i) the existence or happening of any fact, event or occurrence which should be included in the Buyer Disclosure Schedule in order to make the representations and warranties set forth in Article VI true and correct in all material respects as of the Closing Date (a “Buyer Disclosure Schedule Supplement”), and (ii) the failure of Buyer or the Merger Subs to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Buyer Disclosure Schedule Supplement shall not in any manner constitute a waiver by the Company or the Stockholders of any of the conditions precedent to the Closing hereunder.

(c)                            At least two Business Days prior to the Closing Date, the Company shall deliver to Buyer an updated version of the Allocation Schedule that sets forth the information contained in such schedule attached to this Agreement on the date hereof updated to reflect such information as of the actual Closing Date, and calculated in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents (including the liquidation preferences set forth in Subparagraphs (a) and (b) of Paragraph 3 of Section E of Article IV of the Company’s certificate of incorporation) as in effective immediate prior to the Effective Time (the “Updated Allocation Schedule”).  In the event of any conflict or inconsistency between the Allocation Schedule and the Updated Allocation Schedule, the Updated Allocation Schedule shall control.

7.5                               Employee Matters.

(a)                           Employee Communications. No officer, director, employee, agent or representative of the Company or any of its Subsidiaries shall make any communication to employees of the Company or any of its Subsidiaries regarding any compensation or benefits to be provided after the Closing Date without the advance written approval of Buyer.

(b)                           No Third Party Beneficiaries.  The Parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create a contract between Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates on the one hand and any employee of the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates, on the other hand, and no employee of the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates may rely on this Agreement as the basis for any breach of contract claim against Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates; and (ii) shall be deemed or construed to limit Buyer’s or the Surviving Corporation’s right to terminate the employment of any employee of the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries after the Closing.

(c)                            No Right to Continued Employment or Benefits.  Buyer is under no obligation to retain any employees, independent contractors or consultants of the Company or its Subsidiaries, or provide any particular benefits or make any payments to those employees, independent contractors or consultants whom the Buyer chooses to subsequently terminate, except as otherwise required by applicable Law.

(d)                           Section 280G calculations. As soon as practicable, the Company will make available to Buyer true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

(e)                            Termination of Company Benefit Plans. Effective immediately prior to the Closing, the Group Companies will terminate any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective immediately prior to the Closing, none of the Company’s employees shall have any right thereafter to contribute any amounts to any Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Buyer, the Company will provide Buyer with evidence that each such Company Benefit Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable.  In addition, at the request of Buyer, the Group Companies will terminate any and all other Company Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Buyer and, at the request of Buyer, the Company will provide Buyer with evidence that such Company Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable.  The Company shall take such other actions in furtherance of terminating such Company Benefit Plans as Buyer may reasonably require.  For the avoidance of doubt, this Section 7.5(e) does not relate to any pension arrangements in countries where pension entitlements transfer by Law.

7.6                               Exclusivity.  During the Interim Period, except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause the Company’s Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Buyer’s or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return or destruction thereof. The Company shall notify Buyer immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

7.7                               Resignations.  On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director and all officers of their position as an officer of the Company and each Subsidiary of the Company; provided that, no such resignation by any individual of their position as a director or officer shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed.

7.8                               Support Agreements.  The Company shall use its reasonable best efforts to obtain prior to the Closing (i) a Voting and Support Agreement executed by each Stockholder, and (ii) an Option Cancellation Agreement executed by each holder of Common Options.

7.9                               Information Statement.  The Company shall, prior to Closing, prepare and mail or cause to be mailed to each Stockholder in accordance with Section 228(e) and 262 of the DGCL an information statement, in form and substance reasonably acceptable to Buyer prior to the date hereof, which (a) describes the principal terms of this Agreement, (b) notifies the Stockholders of the occurrence of (i) the approval of the Merger and the adoption of this Agreement by the Company Board, and (ii) receipt of the Required Stockholder Vote with respect to the adoption of this Agreement and approval of the Merger and consummate the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL, (c) provides a copy of Section 262 of the DGCL and a description regarding the procedures relating to appraisal rights and exercise thereof under the DGCL to the extent such appraisal rights are exercisable under the DGCL, (d) contains such other information as is required to be disclosed to Stockholders with respect to the consummation of the transactions contemplated by this Agreement under DGCL (together with any amendments or supplements thereto, the “Information Statement”). Buyer shall in no way be responsible for any of the content of the Information Statement except for information regarding Buyer or the Merger Subs supplied in writing by Buyer expressly for inclusion therein. The Company shall, prior to the Closing and in advance of distribution thereof to the Company Stockholders, provide Buyer with copies of, a reasonable opportunity to review and comment on, the Information Statement and any other materials to be distributed to the Stockholders.

7.10                        R&W Insurance Policy.  The Parties acknowledge that, as of the date hereof, Buyer has obtained a conditional binder to the R&W Insurance Policy, and that a true and correct copy of such conditional binder has been provided to the Company.  Prior to the Closing, Buyer shall take all action reasonably necessary to obtain and bind the R&W Insurance Policy, which shall contain the same terms and conditions in the conditional binder provided to the Company, except as consented to by the Company in writing (such consent not to be unreasonably withheld).

7.11                        D&O Tail.  The Company shall obtain a fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable in all material respects than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and its Subsidiaries (the “Current Policies”), and with such other terms as are no less favorable in the aggregate in all material respects than those in the Current Policies.  The cost of the D&O Tail shall be considered in the Transaction Costs pursuant to this Agreement.  Buyer shall cause the Company to maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Company, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.11.

7.12                        Restrictive Covenants.

(a)                           From and after the Closing, each Principal Stockholder shall keep confidential any confidential information of the Company (and its Subsidiaries), including any information constituting or relating to trade secrets of the Company (and its Subsidiaries) or confidential Intellectual Property of the Company (and its Subsidiaries), or any confidential information of Buyer, Merger Subs or any of their respective Affiliates acquired in connection with the transactions contemplated hereby, except to the extent that such information (a) is in the public domain through no fault of such Principal Stockholder, or (b) was lawfully acquired after the Closing from sources, other than Buyer, Merger Subs or any of their respective Affiliates, which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Principal Stockholder is compelled to disclose any such information by judicial or administrative process or by other requirements of law, such Principal Stockholder shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Principal Stockholder reasonably believes after consultation with counsel, is legally required to be disclosed; provided, however, that each Principal Stockholder shall exercise reasonable best efforts at Buyer’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)                           During the period beginning immediately after the Closing and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), each Principal Stockholder covenants and agrees not to, directly or indirectly, anywhere in the world, own, manage, operate, control, consult for, advise, finance or participate in the ownership, management, operation, control, consultation for, advising, or financing of, or permit its name to be used by or in connection with, any Person engaged, directly or indirectly, in any activity or business of medication therapy management (MTM) services that involve population health risk assessment or other risk scoring, electronic clinical decision support based on medication lists or pharmacy claims, clinical pharmacy call centers, the Centers for Medicare and Medicaid Services (CMS) required MTM services or the CMS Enhanced MTM pilot, MTM programs for Medicaid, commercial insurers, employers, or other groups, or community pharmacy-based quality programs, or pharmacy services for Programs for All-Inclusive Care for the Elderly (i.e., a PACE program); provided, however, that the ownership by a Principal Stockholder and its Affiliates, collectively, of an aggregate of 1% or less of the outstanding stock of any publicly-traded company shall not violate the provisions of this Section 7.12(b) so long as no such Principal Stockholder is an officer, director or controlling person with respect to such publicly-traded company.

(c)                            During the Non-Compete Period, no Principal Stockholder shall, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any customer or supplier of Buyer or any of its Subsidiaries from and after the date hereof (including the Surviving Corporation) to discontinue or reduce or modify the extent of such relationship with Buyer or any of such Subsidiaries.

(d)                           During the Non-Compete Period, no Principal Stockholder shall, directly or indirectly, hire, employ or solicit the employment of, or induce any employee of Buyer or any of its Subsidiaries to leave the employ Buyer or any of its Subsidiaries (including the Surviving Corporation) for any reason whatsoever.

(e)                            The Principal Stockholders shall not disparage the Buyer or any of its Subsidiaries (including the Surviving Corporation).

(f)                             In the event of any breach or threatened breach by any Principal Stockholder of any of the provisions contained in Sections 7.12(a), (b), (c), (d) or (e), Buyer shall be entitled to injunctive or other equitable relief, restraining such Party from using or disclosing any confidential information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations contained in such Sections.  Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

7.13                        Release.  Effective as of the Closing Date, except for any rights or obligations expressly set forth in this Agreement or the other Transaction Documents, as applicable, each Principal Stockholder on behalf of himself and each of his Affiliates, (collectively, the “Equity Holder Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges Buyer, the Company and each Subsidiary, their respective Affiliates and each of their respective current and former officers, directors, employees, limited and general partners, members, advisors, successors, permitted assigns, estates, heirs, executors and administrators (collectively, the “Buyer Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in Contract, tort, statute or otherwise, which the Equity Holder Releasing Parties have or may have against any of the Buyer Released Parties, previously, now or in the future, in each case, in respect of any actual or alleged fact, circumstance, action or omission occurring or arising on or prior to the date of this Agreement (the foregoing, collectively, “Equity Holder Released Claims”) and (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, any Equity Holder Released Claim provided that the foregoing shall not release any Person for any acts of fraud or any illegal conduct.

7.14                        Financial Statements.  As determined by Buyer in its sole discretion, the Company shall provide audited financial statements of the Group Companies on an accrual basis, including note thereto, prepared in accordance with GAAP and audited by an independent accounting firm acceptable to Buyer, in a form acceptable to Buyer for Buyer to satisfy its reporting obligations under securities Laws, a securities exchange, a securities market or a self-regulatory agency (including financial reporting obligations and filing of financial statements related thereto).

7.15                        Lock-Ups.  Each of the Principal Stockholders acknowledges and agrees that, without the prior written consent of Buyer (which may be withheld for any reason or no reason), the Principal Stockholders will not be able to sell, pledge, encumber or otherwise transfer (i) the shares of Buyer Stock received as Closing Stock Consideration for a period of 180 days following the issuance of such shares, and (ii) the shares of Buyer Stock received as Contingent Stock Consideration for a period of 120 days following the issuance of such shares.  Each of the Principal Stockholders further acknowledges and agrees that during the respective periods in the foregoing sentence the Principal Stockholders shall not effect a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seek to hedge such Principal Stockholders’ position in the Buyer Stock.  Buyer shall be entitled provide appropriate stop orders to enforce the provisions of this Section 7.15.

ARTICLE VIII

TAX MATTERS

8.1                               Tax Returns for Periods Ending on or Before the Closing Date.  Buyer shall prepare or cause to be prepared (in a manner consistent with prior practice to the extent consistent with applicable Laws) and timely file or cause to be timely filed all Tax Returns for the Group Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall provide Stockholders’ Representative with copies of all such Tax Returns for its review and comment at least thirty (30) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Stockholders’ Representative at least fifteen (15) days prior to such applicable filing deadline (including any applicable extensions thereof).

8.2                               Tax Returns for Periods Beginning Before and Ending After the Closing Date.

(a)                           Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of a Group Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”).  Buyer shall provide Stockholders’ Representative with copies of all such Tax Returns for its review and comment at least thirty (30) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Stockholders’ Representative at least fifteen (15) days prior to such applicable filing deadline (including any applicable extensions thereof).

(b)                           In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date for all purposes of this Agreement shall be deemed to be:

(i)                                     In the case of Taxes imposed real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)                                  In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

8.3                               Cooperation on Tax Matters.  Buyer, each Group Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Group Company and the Stockholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

8.4                               Transfer Taxes.  All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement and the Escrow Agreement shall be paid one-half by Buyer and one-half by the Stockholders.  Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Stockholders will join in the execution of any such Tax Returns and other documentation.

8.5                               Tax-Free Reorganization.  Subject to Section 2.13, no Party to this Agreement shall take, nor shall permit any Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that would be inconsistent with the Intended Tax Treatment unless otherwise required by a Taxing Authority.  Subject to Section 2.13, the Parties hereto (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) shall prepare all books, records, and filings and otherwise act in a manner consistent with the Intended Tax Treatment unless otherwise required by a Taxing Authority.  Furthermore, if and to the extent the Buyer, in consultation with the Stockholders’ Representative, believes that the Intended Tax Treatment would not be consistent with applicable Law as applied to the Mergers, the Parties agree that the allocation of the Contingent Payments, if any, between Contingent Cash Consideration and Contingent Stock Consideration shall be adjusted as reasonably determined by the Buyer in consultation with the Stockholders’ Representative, such that the Contingent Stock Consideration shall be increased (with a corresponding decrease in the amount of the Contingent Cash Consideration) to the extent necessary for the Mergers to meet the Intended Tax Treatment, it being understood that such adjustment shall be made in a manner that results in the lowest increase in the payment of Contingent Stock Consideration and any such increase in Contingent Stock Consideration shall be subject to, in all respect, the limitations set forth in Section 2.13 notwithstanding the requirements of this Section 8.5.

ARTICLE IX

CONDITIONS TO CLOSING

9.1                               Conditions to Obligations of Buyer and the Company.  The obligations of Buyer and the Company to consummate the Merger is subject to the satisfaction of the following conditions:

(a)                           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement have been enacted, adopted or promulgated and be in full force and effect.

(b)                           The Certificates of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

9.2                               Conditions to Obligations of Buyer and the Merger Subs.  The obligations of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)                           Each of the representations and warranties of the Company and the Principal Stockholders set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Change” or words of similar effect, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any information provided in a Company Disclosure Schedule Supplement) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any information provided in a Company Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; provided that, the representations and warranties set forth in Section 4.2 shall in any event be true and correct in all respects.

(b)                           The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)                            Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions relating to the Company set forth in Section 9.2(a) and (b) have been satisfied (the “Company Compliance Certificate”).

(d)                           There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(e)                            Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, the Company or any Company Subsidiary any Action involving any challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with such transactions.

(f)                             The Company shall have delivered to Buyer the approvals, consents or waivers of the Persons identified on Schedule 9.2(f) (the “Required Consents”), in form and substance reasonably satisfactory to Buyer.

(g)                            On or before the Closing Date, the Company or the Stockholders’ Representative (on behalf of the Stockholders), as applicable, shall have delivered to Buyer all necessary forms and certificates complying with applicable Law, duly executed and in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(h)                           The Company shall have delivered, in form and substance reasonably acceptable to Buyer, payoff letters from each lender with respect to all Indebtedness outstanding at the Effective Time, which payoff letters provide for satisfaction in full of such Indebtedness, termination of such credit facilities or other underlying agreement and the full and final release of any and all Liens relating to such Indebtedness on the assets of the Group Companies following receipt of the amount set forth in such payoff letters.

(i)                               The Board of Directors of Buyer shall have approved the Transaction Documents and the transactions contemplated hereby and thereby.

(j)                              If required by applicable Law, the stockholders of Buyer shall have approved the Transaction Documents and the transactions contemplated hereby and thereby.

(k)                           The Company shall have operated in the ordinary course of business and acted consistent with its past practices other than those actions related to the entrance by the Company into this Agreement and the agreements and transactions contemplated hereby between the date of this Agreement and the Closing Date.

(l)                               The number of Dissenting Shares shall constitute less than 1% of the outstanding shares of Company’s Capital Stock (calculated on an as-converted basis).

(m)                       Each Voting and Support Agreement and Option Cancellation Agreement executed on or prior to the Closing Date shall be effective and shall not have been revoked, rescinded or amended without the written consent of Buyer.

(n)                           Executed Company Board resolutions evidencing that all actions necessary or appropriate to terminate the Company Benefits Plans as described in Section 7.5(e), effective no later than the day immediately preceding the Closing Date, have been taken.

(o)                           All Liens on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Buyer.

(p)                           All amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee or other person whose relationship with the Company and the Subsidiaries has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that neither the Company nor any of the Subsidiaries have any obligation to any such Person as of or after the Closing.

(q)                           With respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, and that would be subject to taxation as an “excess parachute payment” under Section 4999 of the Code in the absence of stockholder approval, the stockholders of the Company shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.

(r)                              Each of the items set forth in Section 3.2(a) shall have been delivered to Buyer.

(s)                             Buyer shall have received evidence reasonably satisfactory to Buyer that all employment agreements between the Company and/or SinfoníaRx, on the one hand, and the employees set forth in Schedule 9.2(s), on the other hand, have been terminated.

(t)                              Buyer shall have received an executed copy of the Binder Agreement for the R&W Insurance Policy issued to Buyer.

9.3                               Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)                           Each of the representations and warranties of Buyer and the Merger Subs set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Change” or words of similar effect, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)                           Buyer and the Merger Subs shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)                            The Company shall have received certificates signed on behalf of each of Buyer and Merger Sub I to that the respective conditions relating to them set forth in Section 9.3(a) and (b) have been satisfied.

(d)                           Each of the items set forth in Section 3.2(b) shall have been delivered to the Company.

ARTICLE X

TERMINATION

10.1                        Termination.

(a)                           This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of Buyer and the Company;

(ii)                                  by Buyer or the Company if the Closing does not occur on or before 11:59 p.m. on September 7, 2017 (the “Termination Date”); provided that, the right to terminate this Agreement under this clause (ii) shall not be available to (A) any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (B) the Buyer in the event that the Company has provided a notice of termination pursuant to Section 10.1(a)(v);

(iii)                               by Buyer if (A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Company shall have become untrue, in either case without giving effect to any Company Disclosure Schedule Supplement and such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 15 Business Days after written notice of such breach is given to the Company by Buyer;

(iv)                              by the Company if (A) there has been a breach by Buyer or either of the Merger Subs of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule or if any representation or warranty of Buyer or either of the Merger Subs shall have become untrue and such that the conditions set forth in Sections 9.3(a) or 9.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 15 Business Days after written notice of such breach is given to Buyer by the Company;

(v)                                 by Buyer, at any time after the expiration of the Stockholder Approval Period if the Company has not obtained the Required Stockholder Vote prior to such expiration;

(vi)                              by Buyer or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; and

(vii)                           by Company if (A) the Closing does not occur on or before the Termination Date and all of the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied or waived in accordance with this Agreement as of Termination Date (except for those conditions that by their terms are to be satisfied at the Closing), and (B) Buyer causes the Closing to not be consummated within three Business Days following its receipt of written notice from the Company requesting such consummation.

10.2                        Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Merger Subs, the Stockholder or the Company or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 11.2 and 11.3; provided that, the provisions of Section 7.2 (Access; Confidentiality; Publicity), Article XII and this Section 10.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1                        Survival.

(a)                           Except for the representations and warranties in Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.3 (Subsidiaries of the Company), 4.4 (Authority and Enforceability), 4.9 (Taxes), 4.26 (Brokers), the last sentence of Section 4.28 (Condition and Sufficiency of Assets), Article V (Representations and Warranties of the Principal Stockholders), Section 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability) and 6.6 (Brokers) (collectively, the “Fundamental Representations”), all representations and warranties contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement, the representations and warranties of each holder of a Vested Company Option set forth in such holder’s Option Cancellation Agreement, and the rights and obligations of the Parties under this Article XII with respect to breaches of such representations and warranties, shall survive the Closing, for a period from the Closing Date until 11:59 pm New York time on the date that is the 18-month anniversary of the Closing Date. The representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.3 (Subsidiaries of the Company), 4.4 (Authority and Enforceability), 4.26 (Brokers), the last sentence of Section 4.28 (Condition and Sufficiency of Assets), Article V (Representations and Warranties of the Principal Stockholders), Section 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability) and 6.6 (Brokers) shall survive indefinitely.  The representations and warranties set forth in Section 4.9 (Taxes) shall survive for a period of 60 days following the expiration of the applicable statute of limitations; provided, however, that any claims for indemnification with respect to any breaches of representations and warranties made on or before the applicable survival date shall survive the Closing until final resolution or settlement thereof.  For the avoidance of doubt, the Parties acknowledge and agree that the foregoing limitation shall not limit any recovery of Buyer under the R&W Insurance Policy.

(b)                           The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate on the first anniversary of the Closing.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

(c)                            The right to indemnification hereunder shall not be affected by any failure of any Indemnitee to assert claims unless, and then only to the extent that the rights and remedies of the Indemnifying Party have been prejudiced by such delay or failure.

11.2                        Indemnification by the Principal Stockholders.

(a)                           Subject to the limitations set forth in this Article XI, from and after the Closing, each Principal Stockholder (together, the “Company Indemnifying Parties”) shall, severally but not jointly, based on each such Principal Shareholders’ pro rata ownership of the Company assuming for such purposes that all equity interests of the Company are owned by the Principal Stockholders, indemnify and defend Buyer, the Merger Subs and the Surviving Corporation, and each of their respective Affiliates, stockholders, members, managers, officers, directors employees, consultants, advisors, agents and representatives (collectively, the “Buyer Indemnitees”) against, and shall hold such Buyer Indemnitees harmless from, any loss, liability, claim, demand, settlement, judgment, award, fine, charge, cost, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense of any nature including reasonable outside legal and accounting and outside professional services expenses and costs, and amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) directly or indirectly resulting from, based upon, arising out of, attributable to, relating to or incurred by such Buyer Indemnitees in connection with, or otherwise with respect to:

(i)                                     any breach or alleged breach of, or any inaccuracy contained in, any representation and warranty of the Company contained in this Agreement, in the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith;

(ii)                                  any failure of the Company to perform any covenant or agreement of the Company contained in this Agreement;

(iii)                               any matter set forth on Schedule 11.2(a)(iii);

(iv)                              the amount of any Transaction Costs outstanding at the Closing and not set forth on the Transaction Costs Certificate or that are not paid from the Adjustment Escrow Fund;

(v)                                 the amount of any Closing Indebtedness of the Group Companies outstanding at Closing and not set forth on the Indebtedness Certificate or that are not paid from the Adjustment Escrow Fund;

(vi)                              any inaccuracy contained in the Allocation Schedule or the Allocation Certificate or the Working Capital Certificate to the extent that it results in a Loss;

(vii)                           (A) any Taxes of each Group Company with respect to any Pre-Closing Tax Period, (B) any Taxes arising with respect to a breach of any representation or warranty set forth in Section 4.9 (Taxes) but for this purpose determined without regard to the Company Disclosure Schedule, (C) any Taxes of any Person (other than the Group Companies) for which any Group Company is held liable (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or (2) as a transferee or successor, by Contract or otherwise as a result of a transaction consummated, or relationship existing, on or prior to the Closing, (D) any unpaid payroll or other similar Taxes to the extent such Taxes have not been reflected in the calculation of Transaction Costs and have not reduced the Merger Consideration pursuant to Section 2.4 or have not been the subject of Tax withholdings made on behalf of a payee pursuant to this Agreement;

(viii)                        any Dissenting Shares Payments;

(ix)                              a stockholder or former stockholder of the Company, or any other Person seeking to assert: (i) ownership rights of any Company’s Capital Stock; (ii) any rights of an Equity Holder (other than the right to receive the consideration described in Article II in accordance with the terms of this Agreement), including any option, preemptive right or rights to notice or vote; (iii) any rights under the Company’s Organizational Documents; (iv) any claim that he, she or its shares were wrongfully repurchased by the Company; (v) any claim that he, she or it is entitled to receive any consideration in exchange for any securities of the Company other than as expressly set forth in the Allocation Schedule; or (vi) any claim that any shares of the Company’s Capital Stock were not properly issued or authorized;

(x)                                 the Information Statement;

(xi)                              the Spin-Out Transaction;

(xii)                           the HSL Loan Agreement;

(xiii)                        the issuance, on or prior to the Closing Date, of any stock option award under a Company Stock Plan or Company Benefit Plan and the administration of the Company Stock Plan;

(xiv)                       any failure to properly include in the gross income of any employee or other individual the amount of any premiums or contributions made to or for any “qualified benefits” as defined in Section 125(f) of the Code; or

(xv)                          and any Actions, demands or assessments incidental to any of the matters set forth in clauses (i) through (xiv) above (including any proceeding commenced by a Buyer Indemnitee for the purpose of enforcing its rights under this Article XI), and any Actions, demands or assessments brought by a third party against any Equity Holder of the Company or any former Affiliate of the Company.

(b)                           For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty and the determination of the amount of any Losses resulting therefrom shall be determined without regard to any Knowledge, materiality, Company Material Adverse Effect or any other similar qualification contained in or otherwise applicable to such representation or warranty.

(c)                            No Buyer Indemnitee may make a claim for indemnification pursuant to Section 11.2(a)(i) (other than with respect to a breach of a Fundamental Representation or with respect to fraud, intentional misrepresentation or willful misconduct), unless and until indemnifiable Losses exceed $337,500 (the “Deductible”), in which case the Buyer Indemnitee may recover all indemnifiable Losses in excess of the Deductible or available insurance coverage.  Buyer shall use commercially reasonable efforts to collect any Loss covered by the R&W Insurance Policy.

(d)                           Subject to the last sentence of this Section 11.2(d), in no event shall the Company Indemnifying Parties be obligated to indemnify the Buyer Indemnitees (i) under Section 11.2(a)(i), other than with respect to a breach of a Fundamental Representation, from any source other than the Indemnification Escrow Fund and (ii) under Section 11.2(a)(i), with respect to a breach of any Fundamental Representations, and under Sections 11.2(a)(ii)-(xv), in any amount in excess of the aggregate Merger Consideration, as may be adjusted for any Contingent Payment.  Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit the liability of the Company Indemnifying Parties may have for fraud or intentional misrepresentation or willful misconduct.

(e)                            The Parties acknowledge and agree that, except in the case of fraud, intentional misrepresentation or willful misconduct, from and after the Closing, their sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Group Companies and their respective assets and liabilities and the Merger shall be pursuant to the indemnification set forth in Article XI.

(f)                             If, and to the extent that, a Company Indemnifying Party has made an out of pocket payment to a Buyer Indemnitee in respect of a Loss (each a “Loss Payment”), and thereafter funds are to be released from the Indemnification Escrow Fund or paid from the R&W Insurance Policy, then, notwithstanding anything in this Agreement to the contrary, (i) with respect amounts paid from the Indemnification Fund for which a Buyer Indemnitee has received a Loss Payment, the Stockholders’ Representative shall cause such Company Indemnifying Parties to be reimbursed, pro-rata, from the funds released from the Indemnification Escrow Fund in an amount up to the aggregate amount of all Loss Payments prior to the Stockholders’ Representative causing any such amounts released from the Indemnification Escrow Fund being distributed to any Equity Holder and (ii) with respect to amounts recovered under the R&W Insurance Policy for which a Buyer Indemnitee has received a Loss Payment, Buyer shall pay to the Stockholders’ Representative (for the benefit of the Company Indemnifying Parties) the amount recovered under the R&W Insurance Policy by Buyer up to the amount of the Loss Payment.

11.3                        Indemnification by Buyer.

(a)                           Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer shall indemnify the Stockholders and each of their respective Affiliates, stockholders, members, managers, officers, directors and employees (the “Stockholder Indemnitees”) against, and shall hold such Stockholder Indemnitees harmless from, any Loss resulting from, arising out of, or incurred by such Stockholder Indemnitees in connection with, or otherwise with respect to:

(i)                                     any breach or alleged breach of, or any inaccuracy contained in, any representation and warranty of Buyer or Merger Subs contained in this Agreement or in any other document, certificate, schedule or instrument delivered or executed in connection herewith

(ii)                                  any breach of any covenant or agreement of Buyer or Merger Subs contained in this Agreement; and

(iii)                               any Actions, demands or assessments incidental to any of the matters set forth in clauses (i) or (ii) above (including any proceeding commenced by a Stockholder Indemnitee for the purpose of enforcing its rights under this Article XI).

(b)                           No Stockholder Indemnitee may make a claim for indemnification pursuant to Section 11.3(a)(i) (other than with respect to a breach of a Fundamental Representation or with respect to fraud, intentional misrepresentation or willful misconduct), unless and until indemnifiable Losses exceed the Deductible, in which case the Stockholder Indemnitee may recover all indemnifiable Losses in excess of the Deductible.

(c)                            Subject to the last sentence of this Section 11.3(c), in no event shall Buyer be obligated to indemnify the Stockholder Indemnitee in any amount in excess of the aggregate Merger Consideration, as may be adjusted for any Contingent Payment.  Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit the liability of Buyer may have for fraud or intentional misrepresentation or willful misconduct.

11.4                        Indemnification Procedure for Third Party Claims.

(a)                           In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable deliver to the Indemnifying Party a notice (“Notice of Claim”) with respect to such Third Party Claim.  The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by the Indemnitee, set forth a reasonable estimate of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.  Notwithstanding the foregoing, no delay or deficiency on the part of an Indemnitee in so notifying the Indemnifying Party will limit any Indemnitee’s right to indemnification under this Article XI (except to the extent such failure materially prejudices the defense of such proceeding).

(b)                           The Indemnifying Party will have 15 calendar days from the date on which the Indemnifying Party received the Notice of Claim to notify the Indemnitee that the Indemnifying Party desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)                            If the Indemnifying Party does not assume the Third Party Defense within 15 calendar days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense (and, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 11.2 or Section 11.3, at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided that, the Indemnifying Party shall have the right to participate in the Third Party Defense at the sole cost and expense of the Indemnifying Party, but the Indemnitee shall control the investigation, defense and settlement thereof.

(d)                           Notwithstanding the foregoing, in no event may the Stockholders’ Representative (on behalf of the Company Indemnifying Parties) assume, maintain control of, or participate in, the defense of any proceeding (i) involving Losses in excess of the value of any remaining amount in the Indemnification Escrow Fund, (ii) involving criminal liability on the part of any Buyer Indemnitee, (iii) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or the Surviving Corporation following the Mergers, or (iv) in which any relief other than monetary damages is sought against a Buyer Indemnitee.

11.5                        Indemnification Procedures for Direct Claims.  Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure.  Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim.  During such 30 day period, the Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

11.6                        Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Merger Consideration and is limited to the extent of the Merger Consideration received or to be received.

ARTICLE XII

MISCELLANEOUS

12.1                        Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to Buyer, to:

Tabula Rasa HealthCare, Inc.

228 Strawbridge Dr.

Moorestown, NJ 08057

Attn: Brian Adams, Chief Financial Officer

E-mail:  badams@trhc.com

With a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103

Attn:  Kevin Shmelzer

Facsimile:  (215) 963-5001

E-mail: kevin.shmelzer@morganlewis.com

If to the Stockholders’ Representative (or the Company prior to the Closing), to:

Michael Deitch

c/o Hecker PLLC

405 W. Franklin

Tucson, AZ 85701

With a required copy (which shall not constitute notice) to:

Hecker PLLC

405 W. Franklin Street

Tucson, AZ 85701

Attn: Lawrence M. Hecker

Facsimile:  520-620-0405

E-mail:  heckyes@heckerpllc.com

and

Holualoa Companies, LLC

3573 East Sunrise, Suite 225

Tucson, Arizona 85718

Attention: Richard B. Kauffman

Facsimile:  520-615-1096

E-mail: Rick@Holualoa.com

and

HSL Properties, Inc.

3901 E. Broadway Blvd.

Tucson, Arizona 85711

Attention: Humberto S. Lopez and Omar Mireles

Facsimile: 520-322-6535

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice in accordance with this Section 12.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.2                        Amendments and Waivers.

(a)                           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)                           No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3                        Expenses.  Except as otherwise provided expressly herein, each of the Parties shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

12.4                        Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of each of Buyer and the Company, and any assignment in contravention of this Agreement shall be null and void; provided, that, each of Buyer and the Merger Subs may, without the prior written consent of the Company, assign all or any portion of its rights hereunder to one or more of their respective Affiliates, which assignment shall not relieve the assigning Party from its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

12.5                        Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.6                        Consent to Jurisdiction.  Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.6.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware, or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.7                        Counterparts.  This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

12.8                        No Third Party Beneficiaries.  Other than the HSL Lender as set forth in Section 2.11(c)(ii), no provision of this Agreement is intended to confer upon any Person other than the Parties hereto and the Buyer Indemnitees and Company Indemnifying Parties any rights or remedies hereunder.

12.9                        Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties hereto with respect to the Merger and the other matters set forth herein. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

12.10                 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.11                 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.12                 Specific Performance.  The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.  Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

12.13                 Stockholders’ Representative.

(a)                           By voting in favor of the Merger, executing the Voting and Support Agreement, a Letter of Transmittal or, Option Cancellation Agreement or participating in the conversion, exercise or cancellation, as applicable, of the Company’s Capital Stock, Common Options or Common Warrant, each Equity Holder approves the designation of and designates Deitch as the Stockholders’ Representative, as its, his or her true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Equity Holder with respect to the transactions contemplated by this Agreement, including the Merger, and to act on behalf of such Equity Holder in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)                                     to act for such Equity Holder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Stockholder;

(ii)                                  to act for such Equity Holder with regard to matters pertaining to litigation;

(iii)                               to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Stockholders’ Representative deems necessary or appropriate;

(iv)                              to receive funds, make payments of funds, and give receipts for funds on behalf of any Equity Holder;

(v)                                 to receive funds for the payment of expenses of such Equity Holder and apply such funds in payment for such expenses;

(vi)                              to distribute any unused portion of the Reserve Account to the Stockholders in accordance with the terms of this Agreement;

(vii)                           to do or refrain from doing any further act or deed on behalf of such Equity Holder that the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder could do if personally present; and

(viii)                        to receive service of process in connection with any claims under this Agreement.

(b)                           The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, the Merger Subs and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein.  All notices required to be made or delivered by Buyer or the Merger Sub to the Company described above shall be made to the Stockholders’ Representative for the benefit of such Equity Holder and shall discharge in full all notice requirements of Buyer, any Buyer Indemnitee or the Merger Subs as applicable, to such Equity Holder with respect thereto. The Stockholders’ Representative shall act for the Company Indemnifying Parties on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative reasonably believes to be in the best interest of the Company Indemnifying Parties and consistent with the obligations of the Company Indemnifying Parties under this Agreement, but none of the Stockholders’ Representative, Buyer, the Merger Subs, the Surviving Corporation or the Buyer Indemnitees shall be responsible to any Equity Holder for any damages which the Company Indemnifying Parties may suffer by the performance of the Stockholders’ Representative’s duties under this Agreement, except that the Stockholders’ Representative shall be solely responsible for all damages arising from willful violation of applicable Law by him or gross negligence in the performance of his duties under this Agreement.  The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in the Transaction Documents, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholders’ Representative.  By voting in favor of the Merger, executing the Voting and Support Agreement, or Option Cancellation Agreement or participating in the conversion, exercise or cancellation, as applicable, of the Company’s Capital Stock,  Common Options or Common Warrants, each Equity Holder agrees (i) to reimburse the Stockholders’ Representative for all out-of-pocket costs and expenses incurred by the Stockholders’ Representative under this Agreement in excess of the Reserve Amount, including fees for any attorneys or other representative he may employ, and (ii) to severally (without, for the avoidance of doubt, any right of contribution from any of the Surviving Corporation or the Buyer Indemnitees) indemnify and hold harmless and defend the Stockholders’ Representative, his agents and assigns against all liabilities, claims, actions, damages, losses and expenses (including legal and other professional fees and expenses, and litigation costs) of any kind (whether known or unknown, fixed or contingent) arising out of or in connection with (x) the Stockholders’ Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (y) actions taken with respect to this Agreement or reasonably believed to be in the scope of the Stockholders’ Representative’s authority, provided that he or his agent or assign has not acted with intentional misconduct or fraud in taking such action.

(c)                            The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, any Equity Holder, Buyer, the Merger Subs or any other evidence deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by him.

(d)                           The sum of $75,000 will be set aside in the Reserve Account to reimburse the Stockholders’ Representative for expenses he incurs in his capacity as such.  The Stockholders’ Representative shall be entitled to a fee of $250,000 for his services as such and will have the right to be reimbursed from the Reserve Account solely for his expenses incurred, in his capacity as such, pursuant to this Agreement but will not otherwise be separately compensated for his services hereunder.  The Reserve Account will be used solely for the purpose of paying the Stockholders’ Representative’s fees and expenses under this Section 12.13(d) and any amounts representing the indemnification obligations of the Company Indemnifying Parties to the Stockholders’ Representative under Section 12.13(b) as if such obligations were a reimbursable expense.  Any amounts remaining in the Reserve Account on the Reserve Amount Release Date shall be released to the Paying Agent and Surviving Corporation for their payments to the Stockholders respectively.

(e)                            In the event that the Stockholders’ Representative dies, becomes legally incapacitated or resigns (by providing Buyer a minimum of 60 day advance written notice) from his position as Stockholders’ Representative, a successor Stockholders’ Representative (who shall either be a Stockholder or another Person reasonably acceptable to Buyer) shall be appointed in writing by a majority in interest of the Company Indemnifying Parties, such appointment to become effective upon the delivery of executed counterparts of such writing to Buyer, together with an acknowledgement signed by the successor Stockholders’ Representative named in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Stockholders’ Representative.  Failing such appointment, any Equity Holder may apply to a court of competent jurisdiction for the appointment of a successor Stockholders’ Representative.

12.14                 Interpretation.

(a)                           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)                           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d)                           The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)                            A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)                             Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)                            The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

12.15                 Legal Representation; Rights Surviving Closing; Conflict Waiver.  The Parties acknowledge and agree that the Company is being represented in the Agreement and the transactions contemplated herein by Hecker PLLC (“Hecker”).  The Parties further acknowledge and agree that all attorney-client privileged communications between the Company and their current or former Affiliates made before the consummation of the Closing, or any dispute, which immediately before the Closing, would be deemed to be privileged communications and would not be subject to disclosure to Buyer (or would otherwise not be disclosable to Buyer without losing any such right or privilege) in connection with any dispute, claim for indemnification or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or representatives nor any person purporting to act on behalf of or through Buyer or any current or former Affiliate or representations shall seek to obtain the same for use in any dispute with the Company by any process on the grounds that the privileged communications belong to Buyer, the Company or any other grounds.  Nothing in this Section 12.15 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any privileged communications to any third party, and the parties shall not take any action that would reasonably be expected to waive any such privilege or protection as to any third party. Further, the Company, the Buyer, and the Principal Stockholders waive any conflict that might otherwise exist relating to Hecker’s representation of the Stockholder Representative post-Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TABULA RASA HEALTHCARE, INC.

By:	/s/ BRIAN W. ADAMS
Name: Brian W. Adams
Title: Chief Financial Officer

SINFONÍA HEALTHCARE CORPORATION

By:	/s/ FLETCHER McCUSKER
Name: Fletcher McCusker
Title: Chairman / CEO

TRCRD, INC.

By:	/s/ BRIAN W. ADAMS
Name: Brian W. Adams
Title: Chief Financial Officer

TRSHC HOLDINGS, LLC

By:	/s/ BRIAN W. ADAMS
Name: Brian W. Adams
Title: Chief Financial Officer

STOCKHOLDERS’ REPRESENTATIVE

/s/ MICHAEL DEITCH
Name: Michael Deitch

[Signature Page to Merger Agreement]

PRINCIPAL STOCKHOLDERS

/s/ MICHAEL DEITCH
Michael Deitch

/s/ FLETCHER McCUSKER
Fletcher McCusker

[Signature Page to Merger Agreement]